Exhibit 10.53

ASSET PURCHASE AGREEMENT

by and among

SAMSUNG ELECTRONICS CO., LTD.

SEAGATE TECHNOLOGY INTERNATIONAL

and

SEAGATE TECHNOLOGY PLC

DATED APRIL 19, 2011

i

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of April 19, 2011 (the “Agreement Date”), by and among Samsung Electronics Co., Ltd., a company organized under the laws of the Republic of Korea (the “Seller”), Seagate Technology International, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Guarantor (the “Purchaser”), and Seagate Technology plc, a company organized under the laws of the Republic of Ireland (the “Guarantor”).  Certain capitalized terms used herein are defined in Exhibit A.

RECITALS

WHEREAS, the Seller and the Seller Subsidiaries are engaged in the Business (as defined below);

WHEREAS, the Seller proposes, and proposes to cause the Seller Subsidiaries, to transfer to the Purchaser, and the Purchaser proposes to acquire or assume from the Seller and the Seller Subsidiaries, the assets and liabilities relating to the Business as further described below; and

WHEREAS, in connection with the proposed transfer by the Seller and the Seller Subsidiaries to the Purchaser of the assets and liabilities relating to the Business as further described below, the parties are also entering into, or will enter into on or prior to the Closing Date, (i) an intellectual property agreement between the Seller and the Purchaser (the “IP Agreement”) and (ii) a shareholder agreement providing for certain rights and obligations with respect to the Share Consideration between the Seller and the Guarantor (the “Shareholder Agreement”), each in the forms set forth in Exhibit B and Exhibit C attached hereto, respectively, and each of which shall become effective upon the Closing.  On or prior to the Closing, the relevant parties hereto will enter into (x) a supply agreement between the Seller and the Purchaser with respect to the Seller’s internal hard-disk drive requirements (the “Supply Agreement for Internal Drives”), the major terms and conditions of which are attached hereto as Exhibit D, (y) an exchangeable loan note in the amount of US$687,500,000 (the “Loan Note”) issued by the Purchaser to the Seller, and guaranteed by the Guarantor, pursuant to which the parties agree that, at the option of each of the parties hereto, the amount due under the Loan Note will be exchangeable for the Share Consideration (as defined in Section 2.1(a) and in the manner provided in the instrument constituting the Loan Note) in full and final satisfaction of all amounts owed by the Purchaser to the Seller under the Loan Note, in the form set forth in Exhibit E, and (z) a transition services agreement between the Seller and the Purchaser (the “Transition Services Agreement”), each of which shall become effective upon the Closing (all of the foregoing documents, together with this Agreement and the Transfer Agreements, collectively, the “Transaction Documents”).

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

DESCRIPTION OF TRANSACTION

1.1                                 Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, the Seller shall, and shall cause each of the Seller Subsidiaries to, sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller and the Seller Subsidiaries, the assets, properties and rights of the Seller and the Seller Subsidiaries related to the Business as of the Closing Date as listed below, except for the Excluded Assets (as defined below) (such assets, properties and rights being referred to as the “Acquired Assets”):

(a)                                  the Transferred Tangible Assets;

(b)                                 the Transferred Inventory;

(c)                                  the Transferred Patents;

(d)                                 the Transferred Trademarks;

(e)                                  the Transferred Other IP;

(f)                                    the Transferred Technology;

(g)                                 all causes of action, claims and demands of any nature arising under or with respect to the Transferred Patents, including all claims and damages for the past or future infringement of any of the Transferred Patents;

(h)                                 the Assumed Contracts;

(i)                                     the Exclusive Permits, including but not limited to those Governmental Authorizations set forth on Schedule 1.1(i) of the Seller Disclosure Schedules, but only to the extent that the Seller is legally permitted to assign or transfer such Governmental Authorizations;

(j)                                     to the extent permitted by applicable Laws, originals of all books and records that are exclusive to the Business, including inventor notebooks, Patent disclosures, Patent files and other documents related to the Transferred IP; and

(k)                                  the Additional Transferred Assets.

1.2                                 Excluded Assets. Notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include the following assets, properties and rights of the Seller or the Seller Subsidiaries (collectively, the “Excluded Assets”):

(a)                                  any asset that is not expressly an Acquired Asset;

(b)                                 all real property which the Seller or any of the Seller Subsidiaries owns or of which the Seller or any of the Seller Subsidiaries is the lessee or sublessee (together with all fixtures and improvements thereon other than any Transferred Tangible Assets);

(c)                                  all assets used in the Seller’s Component Business, other than the designs, molds, mask works and other materials, but not manufacturing equipment, required to make or have made the Custom Components;

(d)                                 all cash, cash equivalents and marketable securities and all rights to any bank account of the Seller or any of the Seller Subsidiaries;

(e)                                  accounts receivable, notes receivable and other receivables arising out of the conduct of or otherwise related to the Business as of 11:59 p.m. (local time for the Seller) on the Closing Date;

(f)                                    all Intellectual Property of the Seller and the Seller Subsidiaries, other than the Transferred Patents, the Transferred Trademarks and the Transferred Other IP;

(g)                                 any and all causes of action, lawsuits, judgments, claims, counterclaims and demands of any nature related to the Business, in each case, that accrued, accrue, arose or arise out of events occurring prior to the Closing, or any proceeds or receivables therefrom or related thereto, other than with respect to the Transferred Patents;

(h)                                 all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in relation to the Business which arise from or relate to events occurring prior to the Closing;

(i)                                     all insurance proceeds and insurance awards receivables with respect to any of the Acquired Assets or related to the Business which arise from or relate to events occurring prior to the Closing;

(j)                                     any Retained Technology;

(k)                                  certain plants, equipments or other tangible assets used exclusively in the Business, including without limiting those set forth on Schedule 1.2(k) of the Seller Disclosure Schedules, and certain office equipments and other tangible assets related to the Subject Employees that are not employed by the Purchaser or any Purchaser Designee as at the Closing (the “Excluded Tangible Assets”);

(l)                                     certain Patents used exclusively in the conduct of the Business which are set forth on Schedule 1.2(l) of the Seller Disclosure Schedules (the “Excluded Patents”);

(m)                               certain Seller Contracts that relate exclusively to the Business which are set forth on Schedule 1.2(m) of the Seller Disclosure Schedules (the “Excluded Contracts”);

(n)                                 all Non-Assignable Contracts;

(o)                                 all rights that accrue to the Seller hereunder;

(p)                                 all insurance policies (and any cash or surrender value thereon), other than the insurance policies applicable to the Transferred Employees set forth in Schedule 1.3(d) of the Seller Disclosure Schedules; and

(q)                                 (i) personnel records pertaining to any Business Employee, except to the extent that copies thereof are required to be made and transferred to the Purchaser in accordance with applicable Law, and (ii) human resources information management systems of the Seller or the Seller Subsidiaries.

1.3                                 Assumption of Assumed Liabilities.  Effective as of the Closing, the Purchaser shall assume, and hereby agrees to pay, perform and discharge, the liabilities and obligations of the Seller and the Seller Subsidiaries related to the Business as listed below (collectively, the “Assumed Liabilities”):

(a)                                  all liabilities, obligations and product warranties (in each case, whether ongoing or contingent) arising under or with respect to or contained in the Assumed Contracts, including those Assumed Contracts under which the Seller or the Seller Subsidiaries have not rendered performance prior to the Closing, including (i) any and all liabilities and obligations vis-à-vis customers to deliver products or vis-à-vis suppliers as well as any other similar liabilities and obligations under the respective Assumed Contracts (such as forecast, investment and volume commitments that arose prior to the Closing) and (ii) any and all liabilities and obligations vis-à-vis customers arising from product warranty claims, whether expressed or implied, that result from performances made by or on behalf of the Seller or the Seller Subsidiaries prior to the Closing, and all other similar liabilities and obligations that arise prior to the Closing, provided that any such liabilities and obligations described under (ii) above shall be limited to US$20,000,000 (the “Warranty Liability Cap”) and any excess amount shall be deemed excluded from the Assumed Liabilities (and, for the avoidance of doubt, shall be Excluded Liabilities under this Agreement);

(b)                                 all liabilities, claims, suits, actions, investigations and obligations (i) resulting from, arising out of, or related to (x) the Acquired Assets or the ownership or use thereof, (y) the sale or provision of Business Products, or (z) the conduct of the Business by the Purchaser, in the case of clauses (x) through (z), after the Closing, or (ii) specified on Schedule 1.3(b) of the Seller Disclosure Schedules;

(c)                                  except as otherwise expressly set forth in Section 5.6, all liabilities related to the employment of the Transferred Employees that arise out of service to the Purchaser or any Purchaser Designee after the Closing, including any liability resulting from the transfer or termination of any Transferred Employee’s employment with the Purchaser or any Purchaser Designee, as applicable; and

(d)                                 all liabilities related to the insurance policies set forth in Schedule 1.3(d) of the Seller Disclosure Schedules as and to the extent applicable to the Transferred

Employees and all liabilities related to the rolled-over severances related to the Transferred Employees.

1.4                                 Excluded Liabilities. For the avoidance of doubt and without in any way limiting the generality of Section 1.3, the Assumed Liabilities shall not include, and in no event shall the Purchaser assume, agree to pay, discharge or satisfy any liability or obligation under or otherwise have any responsibility for, any of the following liabilities or obligations of the Seller or any of its Affiliates (the “Excluded Liabilities”):

(a)                                  any liability of the Seller or any of its Affiliates that is not expressly an Assumed Liability, including any liability that would become a liability of the Purchaser or a Purchaser Designee as a matter of Law in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, other than as otherwise contemplated by this Agreement;

(b)                                 any liability resulting from, arising out of or related to the operation or conduct by the Seller or any of its Affiliates of any business other than the Business;

(c)                                  (i) any outstanding obligations of the Seller or any of its Affiliates for senior debt, subordinated debt and any other outstanding obligation for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) any outstanding obligations of the Seller or any of its Affiliates under capital leases and purchase money obligations, (iii) any amounts owed by the Seller or any of its Affiliates with respect to drawn letters of credit and (iv) any outstanding guarantees by the Seller or any of its Affiliates of obligations of the type described in clauses (i) through (iii) above;

(d)                                 except as specifically assumed pursuant to Section 1.3(d) or otherwise expressly set forth in Section 5.6, all liabilities resulting from, arising out of or related to any employee benefit plan of the Seller or any of its Affiliates whether such liabilities arose or arise prior to, on or after the Closing Date;

(e)                                  except as specifically assumed pursuant to Section 1.3(d) or otherwise expressly set forth in Section 5.6, all liabilities resulting from, arising out of or related to the employment, termination or transfer of the Business Employees, Subject Employees, Transferred Employees, which arose out of service to the Seller or any Seller Subsidiary prior to the Closing, together with all liabilities resulting from, arising out of or related to the employment, termination or transfer of the Business Employees or Subject Employees, excluding Transferred Employees, which arose out of service to the Seller or any Seller Subsidiary, whether such liabilities arose or arise prior to, on or after the Closing Date;

(f)                                    any liabilities resulting from, arising out of or related to any claim, action, arbitration, audit, hearing, inquiry, examination, proceeding, investigation, litigation or suit (whether criminal, administrative or investigative) commenced or brought by any

Governmental Body brought prior to the Closing to the extent relating to the conduct of the Seller or any Affiliate of the Seller or the Business prior to the Closing;

(g)                                 all liabilities for (i) Taxes of the Seller or any Affiliate of the Seller and (ii) Taxes that arise from the conduct of the Business, including ownership of the Acquired Assets, for any periods prior to the Closing, other than Taxes expressly assumed by the Purchaser under this Agreement;

(h)                                 any and all liabilities and obligations vis-à-vis customers resulting from, arising out of or related to product warranty claims, whether express or implied, that result from performances made by or on behalf of the Seller or any Seller Subsidiary prior to the Closing, and all other similar liabilities and obligations that arise prior to the Closing, to the extent such liabilities and obligations are in excess of the Warranty Liability Cap;

(i)                                     any liabilities resulting from, arising out of or related to the Seller Contracts, other than the Assumed Contracts;

(j)                                     any and all liabilities or claims to the extent resulting from, arising out of or related to such Business Products as sold by the Seller or any Affiliate of the Seller prior to the Closing with respect to infringement or misappropriation of the Intellectual Property of a third party occurring prior to the Closing;

(k)                                  any liabilities resulting from, arising out of or related to the violation or alleged violation by the Seller or any of its Affiliates of any Law relating to health, safety, labor, discrimination, Export and Import Control Laws, Anti-Corruption and Anti-Bribery Laws, Environmental Laws and Antitrust Laws;

(l)                                     all Seller Retained Environmental Liabilities;

(m)                               accounts payable arising from the conduct of the Business prior to the Closing;

(n)                                 any liability to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commission and any other fees and expenses payable by the Seller pursuant to this Agreement and the other Transaction Documents with respect to the transactions contemplated by this Agreement and the other Transaction Documents;

(o)                                 all liabilities pertaining to any Excluded Asset; and

(p)                                 any liabilities resulting from, arising out of or related to matters described in Schedule 1.4(p) of the Seller Disclosure Schedules.

1.5                                 Delivery of Assets.

(a)                                  Upon the Closing:

(i)                           any Software or other Technology capable of being delivered by electronic means shall, at the Purchaser’s request, be so delivered; and

(ii)                        the Seller shall deliver to the Purchaser all, and not retain any, Transferred Technology that is not also Retained Technology or Transferred Copyable Technology.

(b)                                 The following items of the Transferred Technology shall be deemed delivered upon the Closing:

(i)                           Transferred Technology embodied in tangible or electronic form contained within the facilities transferred to the Purchaser; and

(ii)                        those items of Transferred Technology within the knowledge of Transferred Employees and not subject to any duty of confidentiality or non-use under any Excluded Contract.

(c)                                  Upon the Closing, delivery of all of the other Transferred Tangible Assets shall be at the Asset Locations.

1.6                                 Subsequent Delivery. To the extent that any items of the Transferred Technology have not already been delivered in the manner set forth in Section 1.5 and such items exist in tangible or electronic form, the Seller shall deliver such items (or copies thereof) to the Purchaser after the Closing Date in tangible or electronic form as requested by the Purchaser.

1.7                                 Internal Approval. Notwithstanding anything in this Section 1, if any Technology that meets the definition set forth in subsection (i)(A) of the definition of “Transferred Technology” in Exhibit A of this Agreement cannot be transferred to the Purchaser because the Seller’s Storage System Division does not have the right to transfer such technology without the internal approval of another division of the Seller or an Affiliate of the Seller, the Seller may satisfy its obligations under this Section 1 by using its reasonable best efforts to procure the consent of the relevant division for such transfer and if it is not able to obtain such consent it shall use its reasonable best efforts to either otherwise obtain the benefit of such Transferred Technology for the Purchaser or to obtain and transfer to the Purchaser Technology which is substantially equivalent to such Transferred Technology.

SECTION 2

PURCHASE PRICE; ALLOCATIONS

2.1                                 Purchase Price.

(a)                                  The aggregate purchase price (the “Purchase Price”) to be paid for the Acquired Assets shall be, net of any VAT, transfer Taxes or withholding Taxes, (i) US$687,500,000 payable in cash (the “Cash Consideration”), and (ii) the Loan Note, the amount due thereunder being exchangeable, at the option of each of the parties hereto, for 45,239,490 Ordinary Shares (the “Share Consideration”). In addition to the foregoing payment, as consideration for the sale, assignment, transfer and delivery of the Acquired Assets, the Purchaser shall assume and discharge the Assumed Liabilities.  It is understood and agreed among the parties that the LOI Deposit Amount (to the extent not forfeited under the Letter of Intent) shall be subtracted from the amount of the Cash Consideration that the Purchaser is obligated to wire to the Seller hereunder.

(b)                                 If, at any time prior to the forty-fifth (45th) day following the Closing Date, the Purchaser notifies the Seller in writing that any manufacturing equipment included in the Acquired Assets and identified on Schedule 1.1(a)(i) of the Seller Disclosure Schedules with either (X) a Book Value as of the Closing Date equal to or greater than US$100,000 individually or (Y) an original actual cost equal to or in excess of US$250,000 individually and where such amounts in (X) and (Y) in the aggregate exceed US$1,000,000 was not transferred or delivered to the Purchaser or the relevant Purchaser Designee at the Closing as contemplated by Section 1.1 hereof (with such notice identifying each such non-delivered manufacturing equipment by reference to the relevant section of the Seller Disclosure Schedules) (such non-delivered manufacturing equipment, the “Non-Delivered Equipment”), then the Seller shall, within twenty (20) Business Days of receipt of such notice, (i) transfer the Non-Delivered Equipment to the Purchaser, to the extent such Non-Delivered Equipment exists and is transferable to the Purchaser, or (ii) to the extent such Non-Delivered Equipment does not exist or is not transferable to the Purchaser, pay to the Purchaser by wire transfer of immediately available funds, to an account designated by the Purchaser in such notice, an amount equal to the value of such Non-Delivered Equipment (such amount, the “Non-Delivered Equipment Refund Amount”), with the value of each piece of such Non-Delivered Equipment calculated as an amount equal to (A) if the Book Value as of the Closing Date is equal to or greater than US$100,000, the Book Value of such Non-Delivered Equipment or (B) if the Book Value of such Non-Delivered Equipment is less than US$100,000, the lesser of US$100,000 and the amount of the Replacement Value, in which case the Purchase Price shall be deemed adjusted accordingly. The total aggregate Non-Delivered Equipment Refund Amount shall be limited to five percent (5%) of the Purchase Price (the “Non-Delivered Equipment Refund Cap”); provided that any amount in respect of Non-Delivered Equipment in excess of the Non-Delivered Equipment Refund Cap and any and all other claims and rights arising from or in connection with the failure to deliver or the delay in delivering the Non-Delivered Equipment shall be subject to the liability limits under Section 9.5.

2.2                                 Payment of Purchase Price.

(a)                                  On the Closing Date, the Purchaser and/or a Purchaser Designee shall pay the Cash Consideration by wire transfer of immediately available funds to such bank account(s) (including any bank account(s) for local purchase price payable under the Transfer Agreements) as shall be designated in writing by the Seller.

(b)                                 On the Closing Date, the Purchaser shall execute and deliver to the Seller the Loan Note. As soon as practicable following the Closing, in accordance with Section 7.3, the Guarantor shall (i) procure that (x) its register of members is written up to reflect an allotment of the Share Consideration to the Seller credited as fully paid and (y) the Seller is entered therein as the holder of the Share Consideration, (ii) deliver to the Seller evidence satisfactory to the Seller thereof, and (iii) issue and deliver to the Seller a share certificate of the Guarantor executed under its common seal in respect of the Share Consideration.

2.3                                 VAT; Withholding Taxes.

(a)                                  The Purchase Price is meant to be a net amount that does not include any VAT.  To the extent that the consummation of the transactions contemplated by this Agreement is subject to VAT, such VAT shall be paid (i) if and to the extent such VAT is owed by the Seller under the Laws of the relevant jurisdictions, by the Purchaser and/or a Purchaser Designee, as the case may be, to the Seller at the Closing in addition to the Purchase Price, and (ii) if such VAT is owed by the Purchaser under the Laws of the relevant jurisdictions, by the Purchaser to the competent Taxing Authority.  The determination of (i) to what extent the execution of this Agreement is subject to VAT, and (ii) to what extent such VAT is owed by the Seller or by the Purchaser shall be agreed, in accordance with applicable Laws regarding VAT, by the parties at least fifteen (15) days prior to the Closing; provided, however, that if the parties fail to reach such an agreement, the opinion of the Purchaser on the applicable VAT treatment of this Agreement shall prevail and such treatment shall be applied at the Closing. For purposes of making this determination, the Purchaser and/or Purchaser Designee shall be entitled to seek rulings from the relevant Taxing Authority, and upon the request of the Purchaser and/or Purchaser Designee, the Seller shall cooperate and provide all reasonable assistance in connection therewith. On the Closing Date, the Seller shall issue an invoice or the equivalent thereof in the relevant jurisdiction in accordance with applicable Laws regarding VAT. The parties hereto shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any VAT.

(b)                                 If the VAT amount actually payable is higher or lower than the amount shown on the relevant invoice (including cases where no VAT has been invoiced at all) based on a determination of the parties (in accordance with applicable Laws regarding VAT) made after the Closing or due to an assessment after the Closing of a Taxing Authority, the parties shall make appropriate declarations and filings with the relevant Taxing Authorities, amend any invoices (to the extent required by applicable Laws regarding VAT), provide to the respective other party any requested information and copies of relevant documents and make any required payments to each other and the Taxing Authorities, respectively, in each case without unreasonable delay. In particular, if according to a final determination made by a Taxing Authority the VAT payable by the Seller is higher than shown on the relevant invoice (including cases where no VAT has been invoiced at all), the Purchaser and/or Purchaser Designee shall pay the corresponding shortfall amount to the Seller within ten (10) Business Days after receipt from the Seller of notification of the shortfall amount and a copy of the notification from the relevant Taxing Authority. Any interest and/or penalty due to be paid to a Taxing Authority shall be borne by the Purchaser and/or Purchaser Designee as the case may be, unless to the extent such interest and/or penalty is triggered by a default of the Seller to timely pay the VAT in accordance with the determination under Section 2.3(a), in which case the Seller shall solely bear such interest/penalty.  If the VAT assessed by such Taxing Authority is lower than that shown on the relevant invoice (including cases where no VAT has to be invoiced), the Seller shall pay such excess amount to the Purchaser and/or Purchaser Designee as the case may be within ten (10) Business Days after receipt of the respective VAT refund from the respective Taxing Authority, including any interest thereon received from such Taxing Authority.

(c)                                  Any claim under this Section 2.3 shall become time-barred five (5) years after the ultimate, final and binding assessment of the relevant VAT.

(d)                                 The Purchaser and the Guarantor believe that no withholdings of whatever nature are to be made on payments owed by the Purchaser or the Guarantor under any of the transactions contemplated by this Agreement.  If withholding Taxes are due on payments to be made by the Purchaser or the Guarantor hereunder, then the Purchaser and the Guarantor shall make the necessary gross up payments to leave the Seller (after the deduction of the withholding Tax) with an amount equal to the payment which would have been due if no withholding Tax deduction had been required. The parties hereto shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such withholding Tax.

2.4                                 Allocation of Purchase Price.

(a)                                  As soon as practicable after the Agreement Date, but no later than ninety (90) days thereafter, the Seller shall submit a preliminary allocation of the Purchase Price (taking into account any Assumed Liabilities to the extent treated as “amount realized” under applicable Law) among the Acquired Assets consistent with the arm’s length principle (the “Purchase Price Allocation”) to the Purchaser in writing (such statement, the “Preliminary Allocation Statement”). The Purchaser shall thereupon have thirty (30) days to review the preliminary Purchase Price Allocation set forth on the Preliminary Allocation Statement and to notify the Seller in writing of any aspects thereof with which it disagrees. If the Purchaser does not respond within thirty (30) days of receipt of the Preliminary Allocation Statement from the Seller, the Purchase Price Allocation provided by the Seller shall be treated as conclusive and binding on the parties hereto for all purposes hereunder. In the event of any such disagreement, the parties shall negotiate in good faith to resolve such disagreement. If the Purchaser and the Seller are unable to agree on the Purchase Price Allocation by the date that is one hundred fifty (150) days after the Agreement Date, the Purchaser and the Seller shall jointly engage a third-party accountant, reasonably acceptable to both the Purchaser and the Seller, to prepare, in its reasonable determination, the Purchase Price Allocation that shall be conclusive and binding on the parties hereto for all purposes hereunder. The Purchaser and the Seller agree to provide to the third-party accountant such information as the third-party accountant may reasonably request in connection with the preparation of such schedule and shall request that the third-party accountant prepare and deliver to the Purchaser and the Seller such Purchase Price Allocation as promptly as practicable, but no later than 180 days after the Agreement Date. Any fees of the third-party accountant shall be split equally by the Purchaser and the Seller.

(b)                                 The Purchase Price Allocation shall be used to make (i) the necessary determinations for VAT purposes pursuant to Section 2.3(a), and (ii) purchase price allocations necessary for statutory accounting (i.e., Korean IFRS or any other local generally accepted accounting principles) and Tax purposes. The parties agree to report the transactions contemplated hereby for any Tax purposes in accordance with the Purchase Price Allocation.

2.5                                 Allocation of Certain Items.  With respect to certain expenses incurred in the operations of the Seller and the Seller Subsidiaries, the following allocations shall be made between the Seller and the Purchaser:

(a)                                  In the case of Taxes based on ad valorem or similar Taxes assessed against the Acquired Assets, the portion of such Taxes allocated to the Seller shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, with the remaining portion of such Taxes allocated to the Purchaser.

(b)                                 Taxes described in Section 2.5(a) above shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 2.5(a) . Upon payment of any such Taxes, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 2.5(a) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying party shall make such reimbursement promptly but in no event later than ten (10) Business Days after the presentation of such statement.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on the Seller Disclosure Schedules, as such schedules may be updated pursuant to Section 11.12, the Seller represents and warrants to the Purchaser and the Guarantor as follows:

3.1                                 Organization. The Seller is duly organized and validly existing under the Laws of the Republic of Korea, is not in administration, receivership or liquidation, no petition has been presented for its winding-up and there are no grounds on which any petition or application could be based for its winding-up or the appointment of an administrator or receiver over its assets, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, is duly qualified to do business and, to the extent such jurisdiction has a concept of good standing, is in good standing as a foreign entity in each jurisdiction where the nature of its activities makes such qualification necessary, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Seller Material Adverse Effect.

3.2                                 Subsidiaries. Each of the Seller Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable and to the extent such jurisdiction has a concept of good standing, is not in administration, receivership or liquidation, no petition has been presented for its winding-up and there are no grounds on which any petition or application could be based for its winding-up or the appointment of an administrator or receiver over its assets, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, is duly qualified to do business and, to the extent such jurisdiction has a concept of good standing, is in good standing as a foreign entity in each jurisdiction where the nature of its activities makes such qualification necessary, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Seller Material Adverse Effect.

3.3                                 Authority; Binding Nature of Agreement. The Seller has the power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of the Seller.  The Seller has the power and authority to cause each of the Seller Subsidiaries to transfer any Acquired Assets owned by it pursuant to the provisions of this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser and the Guarantor, this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.4                                 Absence of Restrictions.  Assuming compliance with all applicable Antitrust Laws, neither (1) the execution, delivery or performance by the Seller of this Agreement or any of the other Transaction Documents, nor (2) the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents, will directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a)                                  contravene, conflict with or result in a violation of any of the provisions of the Seller Constituent Documents;

(b)                                 contravene, conflict with or result in a violation of any resolution adopted by the shareholders, the board of directors, or any committee of the board of directors of any of the Seller or the Seller Subsidiaries;

(c)                                  except as set forth on Schedule 3.4(c) of the Seller Disclosure Schedules, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the other Transaction Documents or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Seller or any of the Seller Subsidiaries, or any of the Acquired Assets, is subject, except for such contravention, conflict, violation, challenge, remedy or relief which, individually or in the aggregate, would not have a Seller Material Adverse Effect;

(d)                                 result in the imposition or creation of any Encumbrance (other than any Permitted Encumbrance) upon or with respect to any Acquired Asset; or

(e)                                  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Seller or the Seller Subsidiaries and that relates to the Business or to any of the Acquired Assets, except for such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification which, individually or in the aggregate, would not have a Seller Material Adverse Effect.

3.5                                 Governmental Consents.  Other than as set forth on Schedule 3.5 of the Seller Disclosure Schedules, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any Governmental Body is required to be obtained or made by the Seller or any Seller Subsidiary in connection with the execution, delivery and performance by the Seller or any Seller Subsidiary of this Agreement or the consummation by the Seller or any Seller Subsidiary of the transactions contemplated hereby, except for such Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.6                                 Absence of Changes. Since December 31, 2010:

(a)                                  no Seller Material Adverse Effect has occurred, and no event, occurrence, development or state of circumstances or facts has occurred that would reasonably be expected to, have a Seller Material Adverse Effect; and

(b)                                 there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of the Business that has had or would reasonable be expected to have a Seller Material Adverse Effect (whether or not covered by insurance).

3.7                                 Conduct in the Ordinary Course.  Since December 31, 2010, other than as set forth on Schedule 3.7 of the Seller Disclosure Schedules or as permitted by this Agreement, the Business has been conducted in the ordinary course of business and none of the actions or events prohibited by Section 5.2 has been taken or has occurred.

3.8                                 Assets.

(a)                                  The Seller and the Seller Subsidiaries have and shall convey to the Purchaser at the Closing possession of, and good, valid and transferable title to, all of the Transferred Tangible Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)                                 Except as set forth on Schedule 3.8(b) of the Seller Disclosure Schedules, the Transferred Tangible Assets include the manufacturing equipment capable of manufacturing eighteen (18) million units of Business Products per quarter on the basis of operating at full capacity (i.e., 24 hours per day, 365 days per annum).

(c)                                  Schedule 3.8(c) of the Seller Disclosure Schedules sets forth an accurate and complete list of all plants, equipments and other tangible assets used exclusively in the Business or located at the Asset Locations (other than the Excluded Tangible Assets) with a net book value of US$10,000 or more. All Transferred Tangible Assets (i) are in good operating condition and in a state of good maintenance and repair, subject to ordinary wear and tear, (ii) are free of any material defects and (iii) were acquired and are usable in the ordinary course of business.

(d)                                 To the Knowledge of the Seller, no Affiliate of the Seller (other than the Seller Subsidiaries) owns any assets, properties or rights that would be Acquired Assets were such assets, properties or rights owned by the Seller or a Seller Subsidiary.

(e)                                  To the Knowledge of the Seller, none of the Acquired Assets is located in the Republic of Ireland.

3.9                                 Inventory. The Transferred Inventory (a) was acquired and is sufficient for the operation of the Business in the ordinary course consistent with past practice and (b) is of a quality and quantity usable or saleable in the ordinary course of business.

3.10                           Compliance with Law.

(a)                                  Except as set forth in Schedule 3.10(a) of the Seller Disclosure Schedules, since December 31, 2007:

(i)                                to the Knowledge of the Seller, the Seller and each of the Seller Subsidiaries has conducted the Business in compliance with all applicable Laws in all material respects;

(ii)                             neither the Seller nor any Seller Subsidiary has received any written notice or other communication from any Governmental Body regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any applicable Law with respect to the Business;

(iii)                          to the Knowledge of the Seller, the Seller and the Seller Subsidiaries have at all times been, and are currently, in material compliance with all applicable Anti-Corruption and Anti-Bribery Laws with respect to the Business;

(iv)                         the Seller and the Seller Subsidiaries have established and maintain compliance programs and reasonable internal controls and procedures appropriate to the requirements of applicable Anti-Corruption and Anti-Bribery Laws;

(v)                            to the Knowledge of the Seller, the Seller and the Seller Subsidiaries have at all times conducted, in all material respects, their export and import transactions in accordance with all applicable Export and Import Control Laws with respect to the Business; and

(vi)                         the Seller and the Seller Subsidiaries have established and maintain compliance programs and reasonable internal controls and procedures appropriate to the requirements of all applicable Export and Import Control Laws.

3.11                           Permits and Approvals.

(a)                                  Schedule 1.1(i) of the Seller Disclosure Schedules identifies all material Exclusive Permits. The Exclusive Permits held by the Seller and the Seller Subsidiaries are valid and in full force and effect. Schedule 1.1(i) of the Seller Disclosure Schedules identifies with an asterisk each material Exclusive Permit set forth therein which by its terms or by applicable Law cannot be transferred to the Purchaser at the Closing.

(b)                                 The Seller and the Seller Subsidiaries are in compliance with, in all material respects, the terms and requirements of the respective material Exclusive Permits held by the Seller or a Seller Subsidiary.

(c)                                  Neither the Seller nor any Seller Subsidiary has received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any material Exclusive Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Exclusive Permit.

(d)                                 All applications required to have been filed for the renewal of any material Exclusive Permit have been duly filed on a timely basis with the relevant Governmental Body, and each other notice or filing required to have been given or made with respect to such material Exclusive Permit has been duly given or made on a timely basis with the appropriate Governmental Body.

3.12                           Intellectual Property.

(a)                                  Schedule 1.1(c) and Schedule 1.2(l) of the Seller Disclosure Schedules includes a true and complete list of all Patents owned by the Seller or any of the Seller’s Affiliates and (i) for which employees of the Seller’s Storage Systems Division were the sole inventors, (ii) for which the cost of prosecution or maintenance is internally allocated to the Storage Systems Division of the Seller, (iii) which were otherwise internally allocated to the Storage Systems Division of the Seller, or (iv) which are otherwise exclusive to the Business. Schedule 1.1(d) of the Seller Disclosure Schedules sets forth a true and complete list, as of the Agreement Date, of all Trademarks used for internal hard-disk drive products other than any Trademark that incorporates the Seller’s trade name which are both part of the Business and owned by the Seller or any of the Seller’s Affiliates.

(b)                                 Except as set forth in Schedule 3.12(b) of the Seller Disclosure Schedules, to the Knowledge of the Seller, the operation of the Business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party in any material respect.

(c)                                  Schedule 3.12(c) of the Seller Disclosure Schedules is a complete and accurate list of Software owned by the Seller or any Seller Subsidiary and which is embodied in any Business Product or distributed by the Seller or any Seller Subsidiary to end users of Business Products.

(d)                                 To the Knowledge of the Seller, no Person is engaging in any activity that infringes or misappropriates any of the material Transferred IP.

(e)                                  Except as set forth in Schedule 3.12(e) of the Seller Disclosure Schedules, with respect to each item of the Transferred Technology and Transferred IP, the Seller or a Seller Subsidiary is the owner of the entire right, title and interest in and to such Technology and Intellectual Property and, following the Closing, Purchaser will be entitled to use such Technology and Intellectual Property in the continued operation of the Business as currently conducted.

(f)                                    To the Knowledge of the Seller, the Transferred Patents, Transferred Trademarks and Copyrights which are part of the Transferred Other IP are valid and enforceable and have not been adjudged invalid or unenforceable.

(g)                                 Except as set forth in Schedule 3.12(g) of the Seller Disclosure Schedules, no Legal Proceeding has been asserted, is pending, or to Knowledge of the Seller, is threatened, against the Seller or any Seller Subsidiaries alleging that the operation of any material portion of the Business or any Business Product infringes or misappropriates the Intellectual Property of any third party in any material respect.

(h)                                 Schedule 3.12(h) of the Seller Disclosure Schedule lists (i) all agreements, contracts and licenses pursuant to which any third party has licensed or granted any rights to the Seller or any Seller Subsidiary of Intellectual Property or Technology that is practiced by, incorporated in, or distributed with any Business Product and material to the operation of the Business other than licenses to generally available Software licensed on standard industry terms and other than corporate level cross-licenses (“In-Licenses”) and (ii) all HDD Patent corporate-level cross licenses to which the Seller is a party other than those with respect to which the Seller has disclosed to the Purchaser the other parties thereto through a process to be mutually agreed upon.

(i)                                     Except as set forth in Schedule 3.12(i) of the Seller Disclosure Schedules, to the Knowledge of the Seller, the Business is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling materially restricting the use of any Transferred Patent, Transferred Trademark or Transferred Other IP or the making, importing or selling of any Business Product.

(j)                                     Except as set forth in Schedule 3.12(j) of the Seller Disclosure Schedules or those corporate level cross licenses to which the Seller is a party and where the Seller has disclosed to the Purchaser the other parties thereto through a process to be mutually agreed upon, the Seller has not entered into any written Contract granting to any third party any general right or license to any Transferred Patent or Transferred Trademark (“Out-Licenses”).

(k)                                  Except as set forth on Schedule 3.12(k) of the Seller Disclosure Schedules, none of the Product Software owned by the Seller or any Affiliate of the Seller and used in the Business at the Closing includes any Open Source Materials.

3.13                           Contracts.

(a)                                  Subject to Section 5.7, Schedule 1.1(h) of the Seller Disclosure Schedules sets forth an accurate and complete list of all Seller Contracts that relate exclusively to the conduct of the Business (other than the Excluded Contracts) with an annual Contract value of US$1,000,000 or more. Each of the Assumed Contracts, In-Licenses and Out-Licenses is valid and in full force and effect, and is enforceable by the Seller or the Seller Subsidiaries in accordance with its terms. Except as set forth on Schedule 3.13(a) to the Seller Disclosure Schedules, the consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Seller, the Purchaser or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Assumed Contract.

(b)                                 None of the Seller or the Seller Subsidiaries has committed any material violation or breach of, or any material default under, any Assumed Contract, and, to the Knowledge of the Seller, no other Person has committed any material violation or material breach of, or any material default under, any Assumed Contract.

(c)                                  The Seller has not received any written notice or other communication regarding any actual or possible material violation or material breach of, or material default under, any Assumed Contract.

(d)                                 The Seller has not knowingly waived any of its material rights under any Assumed Contract.

(e)                                  Except as set forth in Schedule 3.13(e), there is no Assumed Contract limiting in any material respect the right of the Seller or any of the Seller Subsidiaries to engage in any line of business, including the Business, or to compete with any Person.

3.14                           Employee Matters.

(a)                                  Schedule 3.14(a) of the Seller Disclosure Schedules contains a list of employees employed by the Seller or the Seller Subsidiaries related to the Business (the “Business Employees”) as of the Agreement Date, and accurately reflects each such employee’s location of employment, salary, and other cash compensation payable to them, date of employment, position, accrued paid time off or vacation as of March 31, 2011, and exempt or non-exempt status, where applicable.  The Seller will provide an updated list of the Business Employees as of the Closing in the event that any Business Employee’s employment with the Seller is terminated prior to the Closing or any employees are hired by the Seller after the Agreement Date who would have been included on Schedule 3.14(a) of the Seller Disclosure Schedules if employed by the Seller on the Agreement Date.

(b)                                 To the Knowledge of the Seller, the Seller and each Seller Subsidiary is, and has at all times since December 31, 2007 been, in compliance, in all material respects, with all applicable Laws relating to employment, employment practices, wages, bonuses, employee benefit plans and programs and terms and conditions of employment related to the Business Employees.

(c)                                  Except as set forth on Schedule 3.14(c) of the Seller Disclosure Schedules, there is no pending Legal Proceeding or, to the Knowledge of the Seller, threatened Legal

Proceeding against the Seller or the Seller Subsidiaries raised by a Business Employee or a former employee of the Seller or the Seller Subsidiaries related to the Business.

(d)                                 Except as set forth on Schedule 3.14(d) of the Seller Disclosure Schedules, no strike, labor dispute, slowdown, concerted refusal to work overtime or work stoppage against the Seller or any of the Seller Subsidiaries is pending, or to the Knowledge of the Seller, threatened, or reasonably anticipated.

3.15                           Product Liability; Warranties. Except as set forth on Schedule 3.15 of the Seller Disclosure Schedules:

(a)                                  there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Body relating to any Business Product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, distributed, sold or placed in the stream of commerce by the Business, or claim or lawsuit involving a Business Product which is pending or, to the Knowledge of the Seller, threatened by any Person; and

(b)                                 there has not been, nor is there under consideration by the Business, any Business Product recall or post-sale warning of a material nature conducted by or on behalf of the Business concerning any Business Product.

3.16                           Environmental Matters.  Except as set forth on Schedule 3.16 of the Seller Disclosure Schedules:

(a)                                  the Business has at all times complied and is presently in compliance with all applicable Environmental Laws in all material respects;

(b)                                 the Seller and the Seller Subsidiaries have not received any notice, demand, claim, letter or request for information, relating to any alleged violation of Environmental Law; and

(c)                                  the Seller and the Seller Subsidiaries possess all material Governmental Authorizations required under Environmental Laws for the Business as presently conducted and there are no circumstances, other than the transactions contemplated hereby, that could reasonably be expected to result in any such Governmental Authorizations being revoked, terminated or revised; and there are no writs, injunctions, decrees, directives, orders or judgments outstanding, in each case under any applicable Environmental Law or any actions, suits, proceedings or investigations pending or threatened relating to compliance with any applicable Environmental Law affecting the Business or the Acquired Assets.

3.17                           Legal Proceedings.

(a)                                  Except as set forth in Schedule 3.17(a) of the Seller Disclosure Schedules, there is no pending Legal Proceeding, and to the Knowledge of the Seller, there is no threatened Legal Proceeding:

(i)                                     that involves the Business or any of the Acquired Assets which if decided adversely would have a Seller Material Adverse Effect; or

(ii)                                  that involves the Business or any of the Acquired Assets which challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.

(b)                                 Except as set forth in Schedule 3.17(b) of the Seller Disclosure Schedules and, except as would not have a Seller Material Adverse Effect, there is no decree, order, judgment, injunction, temporary restraining order or other order in any Legal Proceeding to which the Seller, the Business or any Acquired Asset is subject.

3.18                           Customers and Suppliers.  Schedule 3.18 of the Seller Disclosure Schedules contains a true, correct and complete list of the names and addresses of the Customers and Suppliers as of the Agreement Date.  The Seller and the Seller Subsidiaries maintain good commercial relations with each of their respective Customers and Suppliers and, to the Knowledge of the Seller, no event has occurred that would materially and adversely affect the Seller’s or the Seller Subsidiaries’ relations with any such Customer or Supplier, excluding the transactions contemplated by this Agreement and any announcement related thereto. The Seller has not received any written notice to the effect that any current customer or supplier may terminate or materially alter its business relations with the Seller or any Seller Subsidiary, either as a result of the transactions contemplated hereby or otherwise, that, in either case, would have a Seller Material Adverse Effect.

3.19                           Tax Matters.

(a)                                  Except as set forth in Schedule 3.19(a) of the Seller Disclosure Schedules, the Seller and the Seller Subsidiaries have (i) paid, withheld and remitted on a timely basis to the competent Taxing Authority all Taxes arising out of the conduct of the Business or concerning or attributable to the Acquired Assets that may become due and payable on or prior to the Closing Date and (ii) timely filed all Tax Returns relating to all Taxes arising out of the conduct of the Business or concerning or attributable to the Acquired Assets, which Tax Returns are true and correct in all material respects.

(b)                                 There are no liens on any of the Acquired Assets with respect to Taxes.

3.20                           Finder’s Fee.  No broker, finder or investment banker, other than Allen & Company LLC, is entitled to any brokerage, finder’s or other fee or commission payable by the Seller in connection with the transactions contemplated hereby.

3.21                           Investment Representations. The Seller (a) understands that the Ordinary Shares comprising the Share Consideration have not been, and, except as contemplated by and in accordance with the terms of Article IV of the Shareholder Agreement, will not be, registered under the Securities Act, or registered or qualified for resale under any state or foreign securities laws, and are being offered and sold to the Seller hereunder in reliance upon U.S. federal and state exemptions for transactions not involving any public offering, (b) is subscribing for the Ordinary Shares comprising the Share Consideration solely for its own account for investment purposes and not with a view to the distribution thereof, (c) has had the opportunity to obtain additional information concerning the Guarantor as desired in order to evaluate the merits and the risks inherent in holding the Ordinary Shares, (d) is able to bear the economic risk inherent in holding the Ordinary Shares, subject to the restrictions on transfer of the Ordinary Shares set forth in the Shareholder Agreement, and (e) is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

3.22                           No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3, the Seller is not making or granting any representation or warranty or any other statement whether express or implied and the Seller hereby disclaims any other representation or warranty or any other statement, whether made by the Seller or any Affiliate of the Seller or any of their respective Representatives with respect to the Business, the Acquired Assets, the Assumed Liabilities, the execution of this Agreement or the other Transaction Agreements or the transactions contemplated hereunder and thereunder, and in particular and without limiting the generality of the foregoing, the Purchaser and the Guarantor acknowledge that the Seller makes no representation or warranty with respect to:

(a)                                  any projections, estimates or budgets or any future revenues, future results of operations (or any component thereof), future cash flows, future financial condition (or any component thereof) or the future conduct and operations of the Business delivered or made available to the Purchaser, the Guarantor, their respective Affiliates or their or their respective Affiliates’ Representatives, and

(b)                                 any other information or documents made available to the Purchaser, the Guarantor, their respective Affiliates or their or their respective Affiliates’ Representatives with respect to the Business.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF

THE PURCHASER AND THE GUARANTOR

Each of the Purchaser and the Guarantor, jointly and severally, represents and warrants to the Seller as follows, and in addition, without prejudice to the foregoing, the Purchaser individually and on its own account as a separate covenant represents and warrants to the Seller as follows:

4.1                                 Organization and Standing.  Each of the Purchaser and the Guarantor is a corporation duly incorporated, validly existing and, in the case of the Purchaser, in good standing under the Laws of the jurisdiction of its incorporation, is not in administration, examinership, receivership or liquidation, and no petition has been presented for its winding-up and there are no grounds on which any petition or application could be based for its winding-up or the appointment of an administrator or receiver over its assets, has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, to the extent such jurisdiction has a concept of good standing, is in good standing as a foreign entity in each jurisdiction where the nature of its activities makes such qualification necessary, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Guarantor Material Adverse Effect.

4.2                                 Authority; Binding Nature of Agreement.  Each of the Purchaser and the Guarantor has the power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party (in case of the Purchaser, including without limitation the issuance of the Loan Note and in case of the Guarantor, including without limitation the issuance of the Share Consideration), and the execution, delivery and performance by each of the Purchaser and the Guarantor of this Agreement and the other Transaction Documents have been duly authorized by all necessary action on the part of the Purchaser and the Guarantor.  Assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the valid and binding obligation of each of the Purchaser and the Guarantor, enforceable against each of the Purchaser and the Guarantor in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3                                 Capitalization.  The authorized share capital of the Guarantor consists of (i) 1,250,000,000 Ordinary Shares, of which 427,567,347 shares were issued and outstanding as of April 15, 2011, (ii) 100,000,000 preferred shares, par value $0.00001 per share, of which no shares were issued and outstanding as of April 15, 2011 and (iii) 40,000 non-voting deferred shares, all of which were issued and outstanding as of April 15, 2011. No shares in the capital of the Guarantor were held by a Subsidiary of the Guarantor as of the Agreement Date. As of April 15, 2011, 12,130,279 Ordinary Shares were subject to outstanding options granted under the Seagate Technology plc 2001 Share Option Plan (the “SOP”), 37,958,529 Ordinary Shares were subject to outstanding options granted under the Seagate Technology plc 2004 Share Compensation Plan, as amended (the “SCP”), 129,132 Ordinary Shares were subject to outstanding options granted under the Maxtor Corporation 2005 Performance Incentive Plan, and 307,300 Ordinary Shares were subject to outstanding options granted under the Maxtor Corporation Amended and Restated 1996 Stock Option Plan. As of April 15, 2011 15,586,344 additional Ordinary Shares were reserved and available for issuance pursuant to the SCP and 6,980,656 additional Ordinary Shares were reserved and available for issuance pursuant to the Seagate Technology plc Employee Stock Purchase Plan.  All of the issued and outstanding Ordinary Shares and all shares in the capital of the Guarantor issued pursuant to the Guarantor Stock Plans have been, or will be upon issuance, duly authorized and validly issued, and are fully paid, and non-assessable. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, reserved for issuance, agreements, arrangements or commitments of any character under which the Guarantor is or may become obligated to issue or sell any shares or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares or other equity interests, of the Guarantor, and no securities or obligations evidencing such rights are authorized, issued or outstanding. To the Knowledge of the Guarantor, the issued and outstanding shares and other equity interests of the Guarantor are not subject to any voting trust arrangement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other equity interests.  There are no phantom stocks or similar rights providing economic benefits based, directly or indirectly, on the value or price of the capital stock or other equity interests of the Guarantor.

4.4                                 Valid Issuance.

(a)                                  Prior to the Closing, the Guarantor shall have taken all necessary action, and has and shall have sufficient authorized shares available, to permit it to issue or otherwise deliver the Share Consideration to be delivered hereby pursuant to the Loan Note, when and if either the Seller or the Guarantor exercise the option to exchange the amount due under the Loan Note for the Share Consideration. All Ordinary Shares to be delivered to the Seller as the Share Consideration pursuant to the Loan Note following the Closing will be validly issued, fully paid, non-assessable and free and clear of all Encumbrances, and no Person will have any preemptive right of subscription or purchase or any other right in respect thereof.

(b)                                 Prior to the Closing, the Purchaser shall have taken all necessary action to permit it to issue and deliver the Loan Note at the Closing.  The Loan Note to be delivered to the Seller as the Closing will be validly issued and free and clear of all Encumbrances, other than the Encumbrances relating to the obligations of the Purchaser therein.

4.5                                 Governmental Consents.  Other than the Requisite Regulatory Approvals, no Consent is required to be obtained or made by the Purchaser or the Guarantor in connection with the execution, delivery and performance by the Purchaser or the Guarantor of this Agreement or the consummation by the Purchaser or the Guarantor of the transactions contemplated hereby, except for such Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Guarantor Material Adverse Effect.

4.6                                 SEC Filings; Financial Statements.

(a)                                  All registration statements, proxy statements and other statements, reports, schedules, forms, exhibits and other documents filed by the Guarantor with the SEC and available on the SEC website, including all amendments thereto, since July 2, 2010 are accurate and complete copies thereof (collectively, the “Guarantor SEC Documents”). All statements, reports, schedules, forms, exhibits and other documents required to have been filed by the Guarantor with the SEC since July 2, 2010 have been so filed on a timely basis. None of the Guarantor’s Subsidiaries is required to file any documents with the SEC. As of the time filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing): (i) each of the Guarantor SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Guarantor SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Guarantor SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Guarantor SEC Documents is accurate and complete, and complies as to form and content with all applicable Laws. As used in this Section 4.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff in accordance with the applicable requirements of the Securities Act or the Exchange Act (as the case may be).

(b)                                 The financial statements (including any related notes) contained or incorporated by reference in the Guarantor SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which were or will be material); and (iii) fairly present, in all material respects, the consolidated financial position of the Guarantor and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Guarantor and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Guarantor and its Subsidiaries are required by US GAAP to be included in the consolidated financial statements of the Guarantor.

(c)                                  The Guarantor’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Guarantor within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Guarantor, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.  All non-audit services performed by the Guarantor’s auditors for the Guarantor that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(d)                                 The Guarantor maintains, and at all times since July 2, 2010 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and disposition of the assets of the Guarantor; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Guarantor; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Guarantor that would have a material effect on the financial statements. To the Knowledge of the Guarantor, except as set forth in the Guarantor SEC Documents filed prior to the Agreement Date, since July 2, 2010 neither the Guarantor nor any of its Subsidiaries nor the Guarantor’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Guarantor; (B) any illegal act or fraud, whether or not material, that involves the Guarantor’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

4.7                                 Absence of Restrictions.  Assuming compliance with all applicable Antitrust Laws, neither (1) the execution, delivery or performance of this Agreement or any of the other Transaction Documents, nor (2) the consummation of transactions contemplated by this Agreement or any of the other Transaction Documents (including without limitation the issuance of the Loan Note at the Closing and the issuance of the Share Consideration upon the exercise of the option to exchange the amount due under the Loan Note for the Share Consideration), will directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a)                                  contravene, conflict with or result in a violation of any of the provisions of the Guarantor Constituent Documents or the Purchaser Constituent Documents;

(b)                                 contravene, conflict with or result in a violation of any resolution adopted by the shareholders, the board of directors, or any committee of the board of directors of the Guarantor or the Purchaser;

(c)                                  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the other Transaction Documents or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which each of the Purchaser and the Guarantor, or any of the assets owned, used or controlled by the Purchaser or the Guarantor, is subject, except for such contravention, conflict, violation, challenge, remedy or relief which, individually or in the aggregate, would not have a Guarantor Material Adverse Effect; or

(d)                                 contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Purchaser or the Guarantor or that otherwise relates to the business of the Purchaser or the Guarantor or to any of the assets owned, used or controlled by the Purchaser or the Guarantor, except for such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification which, individually or in the aggregate, would not have a Guarantor Material Adverse Effect.

4.8                                 Absence of Changes. Since December 31, 2010:

(a)                                  no Guarantor Material Adverse Effect has occurred, and no event, occurrence, development or state of circumstances or facts has occurred that will, or would reasonably be expected to, have a Guarantor Material Adverse Effect; and

(b)                                 there has not been any loss, damage or destruction to, or any interruption in the use of, any of the assets of the business or the Purchaser or the Guarantor that has had or would reasonable be expected to have a Guarantor Material Adverse Effect (whether or not covered by insurance).

4.9                                 Legal Proceedings.

(a)                                  There is no pending Legal Proceeding, and to the Knowledge of the Guarantor, there is no threatened Legal Proceeding:

(i)                                     that involves the Guarantor or the Purchaser which if decided adversely would have a Guarantor Material Adverse Effect; or

(ii)                                  that involves the Guarantor or the Purchaser which challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.

(b)                                 Except as would not have a Guarantor Material Adverse Effect, there is no decree, order, judgment, injunction, temporary restraining order or other order in any Legal Proceeding to which the Purchaser or the Guarantor is subject.

4.10                           Availability of Funds.  The Purchaser has lawfully available, and will have lawfully available on the Closing Date, sufficient funds without any external financing to enable the Purchaser to consummate the transactions contemplated by this Agreement and to pay all of the Cash Consideration and the Purchaser’s and the Guarantor’s fees and expenses in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. No action or proceeding has been commenced by or against the Purchaser or the Guarantor under any bankruptcy Law of any relevant jurisdiction for the relief of debtors or for the enforcement of the rights of creditors.

4.11                           Finder’s Fee. Other than Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Guarantor or the Purchaser in connection with the transactions contemplated hereby.

SECTION 5

CERTAIN COVENANTS AND AGREEMENTS

5.1                                 Access and Investigation. During the period from the Agreement Date through the Closing Date (the “Pre-Closing Period”), the Seller shall provide the Purchaser and the Purchaser’s Representatives with reasonable access to the Seller’s Representatives, personnel, properties and assets and to all existing books, records, work papers, financial data (other than pricing information) and other documents and information relating to the Business as the Purchaser may reasonably request, subject to any restrictions under applicable Law.

5.2                                 Operation of the Seller’s Business.  During the Pre-Closing Period, except as otherwise consented to by the Purchaser, the Seller shall, and shall cause the Seller Subsidiaries to:

(a)                                  conduct the Business (i) in the ordinary course and in accordance with past practices and (ii) in compliance with (x) all Laws and Governmental Authorizations applicable to the Business and (y) the requirements of all Assumed Contracts to which the Seller or the Seller Subsidiaries are a party; and

(b)                                 use commercially reasonable efforts to ensure that it preserves the Business intact and maintains its relations and goodwill with all suppliers, customers, licensors and licensees providing services or products to the Business.

For the avoidance of doubt, any change in the Business or in the conduct or operation of the Business as a result of any loss of or any other change in the relationships with employees (including any strikes and other labor dispute), suppliers or customers (including customer orders or contracts) of the Seller or the Seller Subsidiaries or any change to the financial performance or position or results of operation of the Seller or the Seller Subsidiaries resulting from the announcement or pendency of the transactions contemplated by this Agreement or any other industry-related factors, in and of itself without otherwise breaching this Section 5.2, shall not be deemed to be a breach of this Section 5.2.

5.3                                 Preparation of Financial Statements. Prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Guarantor (a) such audited financial statements (the “Business Financial Statements”) of the Business that the Guarantor determines in good faith (after consultation with its accounting and legal advisors) to be required by, and would enable the Guarantor to comply with, the public reporting and other rules and regulations of the SEC and the NASDAQ Global Select Market applicable to the Guarantor in the context or as a result of the transactions contemplated by the Transaction Documents, including those public reporting and other rules and regulations that require, permit or contemplate the public reporting of audited financial statements and pro forma information following the consummation of the transactions contemplated by the Transaction Documents and (b) such audited financial statements for the Business for the fiscal year ended December 31, 2010, (the “2010 Financial Statements of the Business”) to be prepared by the Seller in accordance with Korean IFRS and its accounting policies and practices under its sole control, judgment and discretion.  For the avoidance of doubt, the 2010 Financial Statements of the Business shall not be prepared for the Guarantor to comply with its reporting obligations and shall not be required to be prepared with any consultation with, determination by, or any other input from the Guarantor. In connection with the preparation and delivery of the Business Financial Statements, the Guarantor shall, and shall cause its Representatives to, fully cooperate with the Seller and its Representatives in a manner that is adequate to, and exercise its reasonable best efforts to, permit the Business Financial Statements and unaudited quarterly Business Financial Statements for the periods ended March 31, 2011 and June 30, 2011 to be prepared and delivered as soon as possible following the Agreement Date, but no later than 180 days thereafter, and to be updated on a quarterly basis for each quarter ending after June 30, 2011, with such updated unaudited quarterly Business Financial Statements to be prepared and delivered no later than 45 days after the end of such quarter and to be updated on an annual basis for the year ending on December 31, 2011 (and if the Closing occurs in 2013, for the year ending on December 31, 2012), with such updated audited Business Financial Statements to be prepared and delivered no later than 90 days after the end of each such year. The Seller shall be entitled to retain such internationally recognized accounting firm without any conflict with the Seller and any other advisors as are reasonably necessary to timely and properly prepare the Business Financial Statements and shall be entitled to retain its current independent accounting firm for the preparation of the 2010 Financial

Statements of the Business. All fees, costs and expenses incurred by the Seller or any Affiliate thereof in the preparation of the Business Financial Statements shall be reimbursed to the Seller by the Guarantor promptly, and in any event within ten (10) Business Days, after the submission to the Guarantor of written invoices therefor.

5.4                                 Purchaser Designees; Local Asset Transfers.

(a)                                  The Purchaser may assign the right to acquire certain of the Acquired Assets, or to assume certain of the Assumed Liabilities or employment relationships with the Transferred Employees to one or more of its Affiliates (the “Purchaser Designees”). No later than ninety (90) days following the Agreement Date, the Purchaser shall provide to the Seller a list of the Purchaser Designees, their respective constitutional documents and other documents and information reasonably requested by the Seller.

(b)                                 The Seller shall, in good faith consultation with the Purchaser, select the manner by which the Acquired Assets are sold, conveyed, transferred or assigned to the Purchaser and/or the Purchaser Designees; provided that the manner selected shall result in the Purchaser and/or the Purchaser Designees, as applicable, receiving a Tax basis in each of the relevant jurisdictions for local Tax purposes at least equal to the applicable Purchase Price Allocation. If a Tax basis is not available with respect to any Acquired Asset as a result of a non-Tax issue, the parties will discuss the reasonable resolution of such matter.

(c)                                  The parties shall enter into and deliver (and, in case of the Purchaser, shall cause the relevant Purchaser Designees to enter into and deliver, and, in case of the Seller, shall cause the relevant Seller Subsidiaries to enter into and deliver) the Transfer Agreements promptly after the Agreement Date, but no later than ninety (90) days thereafter, subject to any delays resulting from compliance with applicable Law.  The consummation and closing of the sale, conveyance, transfer and/or assignment under each Transfer Agreement shall be subject to and occur simultaneously on the Closing Date.

5.5                                 No Negotiation. From the date hereof until the earlier of (a) the Closing Date and (b) the date on which this Agreement is terminated in accordance with its terms, the Seller shall not, and the Seller shall cause each of the Seller Subsidiaries not to, directly or indirectly through any of their respective directors, officers or other employees, affiliates, representatives or other agents (including its financial, legal, accounting or other advisors):  (i) solicit, knowingly encourage, knowingly initiate or knowingly facilitate any inquiry, proposal or offer from any third party regarding an acquisition or sale of the Business, regardless of the structure or form of transaction (an “Alternative Transaction”); (ii) furnish or make available to any third party any non-public information regarding the Business in a manner intended to facilitate an Alternative Transaction; (iii) participate in any discussions with any third party regarding an Alternative Transaction; or (iv) enter into an agreement, or otherwise make any commitment or other arrangement, whether binding or non-binding, regarding an Alternative Transaction. Notwithstanding the foregoing, the Seller and each Seller Subsidiary shall be permitted to provide confidential information and otherwise engage in discussions with any third party in the ordinary course of business and in furtherance of the conduct of the Business.

5.6                                 Employee Matters.

(a)                                  Pursuant to the procedures set forth in Exhibit F, and in consultation with the Seller, the Purchaser shall make offers of employment to all of the Subject Employees. The Purchaser hereby agrees to employ all of the Subject Employees, and any other Business Employee who received an offer from the Purchaser, who accept offers of employment from the Purchaser, effective as of the Closing Date (collectively, the “Transferred Employees”). The Seller agrees that concurrent with the Closing, the Seller and the Seller Subsidiaries shall ensure the termination of the employment relationship with all Transferred Employees.  The Transferred Employees shall be employed by the Purchaser in accordance with the terms and conditions set forth in Sections 5.6(b), 5.6(c) and 5.6(d) below.

(b)                                 The Purchaser (or one or more Purchaser Designees, as the case may be) shall provide guaranteed employment for no less than five (5) years for each of the Subject Employees identified in Schedule 5.6(b) of the Seller Disclosure Schedules who become Transferred Employees, as described in Exhibit F.

(c)                                  Effective upon the Closing, the Purchaser agrees that it will employ the Transferred Employees in the same and/or similar functional disciplines and at no less than their then current respective total compensation (including, among other things, bonuses and payments under any profit sharing scheme and other material employee benefits). All Transferred Employees will be entitled to retirement, health, welfare and other employee benefits (including vacation, floating holiday, sickness, paid time off, and severance) that are substantially comparable, on an aggregate basis, to the retirement, health, welfare and other employee benefits provided by the Seller or a Seller Subsidiary to the Transferred Employees immediately prior to the Closing Date.  Transferred Employees also will be entitled to participate in the Purchaser’s employee benefit plans, commissions, bonus plans, and severance benefit plans at the same level and in the same manner as provided to comparably situated employees of the Purchaser as of the Agreement Date.  The duration of each Transferred Employee’s employment with the Seller or a Seller Subsidiary will be credited to such Transferred Employee as employment with the Purchaser for all employment purposes, including the calculation of severance pay, seniority and benefits eligibility, and vacation accrual, subject to applicable Laws and the approval of any applicable insurance carrier, and, in the case of severance pay, subject to any full pay-outs by the Seller, or the rollover to and assumption by the Purchaser or relevant Purchaser Designee, upon such Transferred Employee’s transfer or termination of employment, as applicable.

(d)                                 From and after the Closing Date, with respect to the Transferred Employees, the Purchaser shall be solely responsible for paying, providing or satisfying when due all compensation (including salary, wages, commissions, bonuses, incentive compensation, overtime, premium pay and shift differentials), vacation, sick pay and other paid time off, benefits and benefit claims, severance and termination pay, notice and benefits under all applicable Law and under any Purchaser plan, policy, practice or agreement and all other liabilities, in each such case incurred or arising as a result of employment or separation of employment with the Purchaser, as well as any taxes, social charges or similar contributions relating to the same. The Purchaser shall be responsible for liabilities with respect to the transfer or termination of any Transferred Employees by the Purchaser after the Closing, including without limitation, health care or any other continuation coverage with respect to benefits plans established or maintained by the Purchaser after the Closing, as applicable.  Notwithstanding the foregoing, the Seller shall transfer to the Purchaser and/or Purchaser Designee(s), as applicable, the accrued but unpaid severance reserves for the Transferred Employees at the Closing.

(e)                                  The Seller and the Purchaser agree and acknowledge that the employment relationships of the Transferred Employees are governed by the Laws of various jurisdictions and that the offer or transfer of employment and subsequent employment of the Transferred Employees by the Purchaser as contemplated by this Section 5.6 is subject to different legal requirements depending on the jurisdiction by which the employment relationship of the respective Transferred Employee is governed. Irrespective of the various obligations which are set forth in this Agreement and in particular in this Section 5.6, the Purchaser agrees to undertake all actions which may be reasonably required to effect the employment of the Transferred Employees by the Purchaser, and the Seller shall reasonably cooperate therewith. In connection with the employment of the Transferred Employees by the Purchaser, each party hereto shall comply in all material respects with all applicable Laws and any written agreement with any relevant trade union, works council, other employee representative body, or with any individual Transferred Employee.  Each party hereto agrees to provide the other party with information reasonably required by the other party to (i) comply with any legal requirement (whether statutory or pursuant to any written agreement with any relevant trade union, works council or other employee representative body) in respect of the contemplated employment of the Transferred Employee by the Purchaser and (ii) inform, consult or negotiate with or seek consent from the relevant employees, relevant trade unions, relevant works councils or any other employee representative body in relation to this Agreement and the transactions contemplated hereby. Unless approved by the other party in writing, the parties hereto shall at all times between the Agreement Date and the Closing Date, refrain from any communication or other actions which are intended to cause, provoke or encourage a Transferred Employee to reject the Purchaser’s offer of employment.

5.7                                 Assumed Contracts; Non-Assignable Contracts.  The Seller and the Seller Subsidiaries, as applicable, shall use commercially reasonable efforts to (a) obtain the consent of the third parties required under any Assumed Contract in connection with the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, or that may be necessary in order to prevent the termination by any third party of any Assumed Contract as a result of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents, (b) make the benefit of any Non-Assignable Contract available to the Purchaser so long as the Purchaser fully cooperates with the Seller and the Seller Subsidiaries and promptly reimburses the Seller and the Seller Subsidiaries for all payments made by the Seller or the Seller Subsidiaries (with the prior written approval of the Purchaser) in connection therewith and (c) enforce, at the request of the Purchaser and at the sole expense and for the account of the Purchaser, any right of the Seller or the Seller Subsidiaries arising from any Non-Assignable Contract against the other party or parties thereto

(including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof). The Purchaser shall use commercially reasonable efforts to avoid taking any action or suffering any omission which would limit, restrict or terminate in any material respect the benefits to the Purchaser of any Non-Assignable Contract. Nothing in this Agreement or any document executed in connection herewith shall constitute a sale, assignment, transfer or conveyance to, or assumption by, the Purchaser of the Non-Assignable Contracts, and prior to obtaining the applicable third-party consent with respect to a Non-Assignable Contract that would otherwise be included in an Assumed Contract, such Contract shall not be included in the Assumed Contracts and shall be retained by the Seller. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, the Seller shall transfer such Non-Assignable Contract to the Purchaser by execution and delivery of an instrument of conveyance promptly after the receipt of such approval or consent. Notwithstanding anything to the contrary in this Section 5.7, the Seller shall not be obligated to incur any out-of-pocket expenses in order to obtain a third-party consent related to any Assumed Contract.

5.8                                 Public Announcements. During the Pre-Closing Period, neither the Purchaser or the Guarantor, on the one hand, nor the Seller or the Seller Subsidiaries, on the other hand, shall (and they shall not permit any of their respective Affiliates or Representatives to) issue any press release or make any public statement regarding this Agreement or any of the other Transaction Documents, or regarding any of the transactions contemplated hereby or thereby, without the other parties’ prior written consent; provided, however, that nothing herein shall be deemed to prohibit any party from making any public disclosure that such party deems necessary or appropriate under applicable Law or the rules of any securities exchange or market, in which case the other parties shall be consulted in good faith as to the nature, content and form of such public disclosure prior to disclosure; provided, further, that without the prior written consent of the other parties, no party shall at any time disclose to any Person the fact that this Agreement or any of the other Transaction Documents has been entered into or any of the terms of this Agreement or any of the other Transaction Documents other than to such party’s advisors who such party reasonably determines needs to know such information for the purpose of advising such party, it being understood that such advisor will be informed of the confidential nature of this Agreement and the other Transaction Documents and the terms hereof and thereof and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

5.9                                 Confidentiality.

(a)                                  Except as set forth in Schedule 5.9 of the Seller Disclosure Schedules, none of the parties hereto shall, and each party shall ensure that none of their respective Affiliates will, during the Pre-Closing Period and after the Closing Date, disclose any Confidential Information, whether regarding itself or regarding the other parties, to any third Person. The obligation of the parties under this Section 5.9 shall not apply to any of the following: (i) disclosure of such Confidential Information required by applicable Law or the rules of any securities exchange or market, in which case the other parties shall be consulted in good faith as to the nature, content and form of such disclosure prior to disclosure; (ii) disclosure of such Confidential Information to such party’s professional advisors who have been retained in relation to the transactions contemplated by this

Agreement and the other Transaction Documents and who have been informed of the confidential nature of such information and agreed to treat such information as confidential in accordance with the terms of this Agreement, but only to the extent necessary for such advisors to perform their duties; and (iii) disclosure of such Confidential Information for the purpose of defending any claim against the other party or parties under this Agreement or enforcing its rights hereunder.

(b)                                 Upon the Closing, any Confidential Information which is part of the Acquired Assets that pertains exclusively to the Business shall be deemed to be the Confidential Information of the Purchaser.

(c)                                  The parties acknowledge that the Guarantor and the Seller have previously entered in a Mutual Nondisclosure Agreement, dated February 28, 2011 (the “Nondisclosure Agreement”), which Nondisclosure Agreement shall continue in full force an effect in accordance with its terms except as modified by this Section 5.9.

5.10                           Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions hereof, each party hereto shall use its reasonable best efforts to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a)                                  Each party hereto shall promptly and timely make its filings and submissions and shall use its reasonable best efforts to obtain any required approval of any Governmental Body with jurisdiction over the Acquired Assets or the transactions contemplated by this Agreement and the other Transaction Documents.  Each of the parties hereto shall furnish to each other party all information required for any application or other filing to be made by such other party pursuant to any applicable Law in connection with the transactions contemplated hereby; provided that if any such information, in the discretion of the party providing the information, is deemed confidential, it shall be provided on an outside counsel basis only;

(b)                                 Each party hereto shall promptly notify the other party of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated hereby;

(c)                                  In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated by this Agreement or the other Transaction Documents or seeks damages in connection therewith, the parties hereto shall (i) cooperate and use their respective reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such claim, action, suit, investigation or other proceeding, use their respective best efforts to have such injunction or other order lifted and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(d)                                 The Seller shall give notices to all relevant third parties and use its commercially reasonable efforts (in consultation with the Purchaser) to obtain such third-party consents necessary or required to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(e)                                  The Seller will, without demanding any further consideration therefor, at the request and expense of the Purchaser (except for the value of the time of the Seller’s employees), use its commercially reasonable efforts to do (and cause its Affiliates to do) all lawful acts that are necessary for prosecuting, sustaining, obtaining continuations of, or reissuing Transferred IP and for evidencing, maintaining, recording and perfecting the Purchaser’s rights to any Transferred IP, including but not limited to (i) execution and acknowledgement of (and causing its Affiliates to execute and acknowledge) assignments and other instruments in a form reasonably required by the Purchaser for each Patent jurisdiction and (ii) providing the Purchaser (or the relevant Purchaser Designee) with reasonable assistance to secure the Purchaser’s rights in any inventions within the Transferred IP, in any and all applicable countries, including the disclosure to the Purchaser of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Purchaser, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all such inventions, and testifying in a suit or other proceeding relating to such inventions within the Transferred IP;

(f)                                    As soon as practicable after the Agreement Date, but no later than sixty (60) days thereafter, the parties hereto shall agree on the list and scope of services to be provided under the Transition Services Agreement, which services thereunder shall be provided for up to a maximum of twelve months after the Closing Date, unless the parties otherwise mutually agree in writing. Within sixty (60) days thereafter, the parties hereto shall negotiate in good faith and agree on the form of the Transition Services Agreement; and

(g)                                 The parties hereto shall negotiate in good faith, enter into and deliver the Supply Agreement for Internal Drives and the Transition Services Agreement on or prior to the Closing Date, which shall become effective as of the Closing Date.

5.11                           Regulatory Approvals.

(a)                                  Each of (i) the Guarantor, (ii) the Purchaser and (iii) to the extent required by applicable rules and regulations, the Seller and the Seller Subsidiaries, agrees to make, and if applicable, agrees to cause its respective Affiliates to make, an appropriate filing pursuant to (a) the HSR Act and (b) Regulation (EC) no. 139/2004 (the “EU Merger Regulation”) with respect to the transactions contemplated by this Agreement and the other Transaction Documents within ten (10) Business Days after the Agreement Date and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act and the EU Merger Regulation as referred to above. In addition, each party hereto agrees to make, or to cause to be made, to the extent required by applicable rules and regulations, any filing that may be required under any other Antitrust Law or by any other Governmental Body, including any other requirements of the Antitrust Law of any relevant jurisdiction, if applicable, within thirty (30) days after the Agreement Date and to supply promptly any additional information and documentary material that may be requested pursuant thereto. In the event that any applicable Antitrust Law requires that a filing be made within less than thirty (30) days after the Agreement Date, then such requirement shall be complied with by the parties. Each party hereto shall have responsibility for its respective filing fees (and the filing fees of their respective Affiliates, if applicable) associated with the HSR Act filings, the EU Merger Regulation filings and any other filings required in any other jurisdictions under any other Antitrust Laws.

(b)                                 If a party hereto (or any Affiliate of a party hereto) receives a request for additional information or documentary material from any Governmental Body with respect to the transactions contemplated by this Agreement or the other Transaction Documents, then it shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Body, provide the other party’s counsel with advance notice and the opportunity to participate in any material meeting with any Governmental Body in respect of any filing made thereto in connection with the transactions contemplated by this Agreement or the other Transaction Documents.  Neither the Guarantor or the Purchaser (or any Affiliates thereof), on the one hand, nor the Seller or the Seller Subsidiaries (or any Affiliates thereof), on the other hand, shall commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under the HSR Act, the EU Merger Regulation or other applicable Antitrust Laws, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)                                  In the event the Requisite Regulatory Approvals have not been obtained by December 31, 2011 and to the extent the Guarantor and the Purchaser have not materially breached this Agreement or any other Transaction Document that has been entered into and is effective and are not in material breach of this Section 5.11, then the Guarantor shall have the right to extend the Expiration Date to March 31, 2012, solely for the purpose of obtaining the Requisite Regulatory Approvals. The Guarantor shall, not less than five (5) Business Days prior to December 31, 2011, provide to the Seller written notice that it intends to extend the Expiration Date (such notice, the “Notice of Extension”).  The Notice of Extension shall (i) identify the Requisite Regulatory Approvals not yet obtained, and (ii) provide a detailed explanation of the information being requested by any Governmental Body that has not yet provided a Requisite Regulatory Approval and the actions such Governmental Body has required the Guarantor, the Purchaser and any of their respective Affiliates to take in order to obtain such Requisite Regulatory Approvals.

(d)                                 None of the parties hereto shall take any action that would reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Governmental Body under any Antitrust Laws or the expiration of any required waiting periods under any Antitrust Laws.

(e)                                  For the avoidance of doubt, each of the parties hereto hereby fully acknowledges and unequivocally agrees that such party would be irreparably damaged if any of the provisions of this Section 5.11 are not performed by the other party in accordance with their specific terms and that any breach of this Section 5.11 by the Purchaser or the Guarantor, or the Seller, as the case may be, would not be adequately compensated by monetary damages alone. Accordingly, to the fullest extent permitted by applicable Law, (i) in addition to any other right or remedy to which the Seller, the Purchaser or the Guarantor may be entitled, at law or in equity, the Seller, the Purchaser or the Guarantor, as the case may be, shall be entitled to enforce any provision of this Section 5.11 by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Section 5.11 in any action instituted in a court of competent jurisdiction, without the posting of any bond or other undertaking, and (ii) each party hereto hereby irrevocably waives, in any action for specific performance, the defense of adequacy of a remedy at law. For the avoidance of doubt, in case a remedy of specific performance is not granted, the Seller would remain entitled to terminate this Agreement under Section 8.1(b) .

(f)                                    Notwithstanding any of the foregoing, none of the Purchaser or any of its Affiliates shall be under any obligation to agree to sell, hold, separate, divest, discontinue or limit, before or after the Closing Date, any material assets or businesses or interest in any material assets or businesses of the Purchaser or any of its Affiliates.

5.12                           Transfer Taxes; Expenses.  Any transfer Taxes or recording fees payable as a result of the purchase and sale of the Acquired Assets or any other action arising out of this Agreement or the other Transaction Documents shall be paid by the Purchaser.  The parties hereto shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such transfer Taxes or recording fees. The parties hereto shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

5.13                           Non-Competition. For period of five (5) years from the Closing Date (the “Non-Compete Period”), neither the Seller nor any Affiliate of the Seller (other than natural Persons) shall, directly or indirectly, engage in whole or in part in a business substantially the same as the Business as it is conducted by the Seller and any Affiliate of the Seller as of the Closing Date, or in the design or manufacturing of (or having manufactured) HDDs.  Notwithstanding the foregoing and anything else in this Agreement or any other Transaction Document, neither the Seller nor any Affiliate of the Seller (other than natural Persons) shall be precluded from, and shall not be in violation of this Section 5.13 by, (i) performing any obligations under, exercising any rights under or otherwise conducting or engaging in any activities contemplated to be undertaken by the Seller or any Affiliate of the Seller in connection with this Agreement or any other Transaction Document, including the IP Agreement and the Transition Services Agreement, (ii) conducting or in any manner otherwise engaging in, directly or indirectly, (x) the Seller’s Component Business or (y) the research and development, design, manufacture, sale or any other commercialization of semiconductor products, solid-state drives or devices, components or other products which are not complete HDDs or which merely include or incorporate HDDs, (iii) the distribution or resale of HDDs purchased from the Purchaser, its Affiliates or a third party and warranty and other support in connection with the same or (iv) acquiring less than five percent (5%) of the outstanding equity interest in or investing less than US$100,000,000 in any Person engaged in the business of designing, making, assembling, servicing, supporting or selling HDDs.

5.14                           Non-Solicitation. Neither the Purchaser nor the Guarantor shall, for a period of thirty (30) months from the Agreement Date, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, except as otherwise expressly permitted by Section 5.6 with respect to Subject Employees and Transferred Employees, (i) recruit or solicit or attempt to recruit or solicit, on any of their behalves or on behalf of any other Person, any Business Employee, (ii) encourage any Person to recruit or solicit any Business Employee, or (iii) otherwise encourage any Business Employee to discontinue his or her employment with the Seller or any Affiliate of the Seller; provided that the placement of advertisements or general solicitations for employment in publications of broad dissemination, including in newspapers or on the Internet, shall not be deemed to be a violation of this Section 5.14, so long as no employee or group of employees of the Seller or any Affiliate of the Seller are specifically targeted.

5.15                           Customer Visits; Supplier Relationships.

(a)                                  During the Pre-Closing Period, the Seller shall permit the Purchaser to discuss and meet, and shall reasonably cooperate in such discussions and meetings, with any Customer of the Seller and the Seller Subsidiaries that the Purchaser so requests. A Representative of the Seller or a Seller Subsidiary shall have the right, but not the obligation, to accompany the Purchaser’s Representative to such meetings and shall participate with the Purchaser’s Representative in any such discussions. Furthermore, the Seller and the Seller Subsidiaries shall cooperate with the Purchaser in the preparation of presentations to such Customers with respect to the transactions contemplated by this Agreement and the other Transaction Documents.  All costs relating to the actions described in this Section 5.15 (other than the cost of travel for the Seller’s Representative) shall be borne solely by the Purchaser. The Seller shall promptly notify the Purchaser if a commercial relationship and/or agreement it has with a Customer terminates during the Pre-Closing Period.

(b)                                 The Purchaser acknowledges that the Seller and the Seller Subsidiaries have made non-documented informal commitments with certain suppliers set forth on Schedule 5.15(b) of the Seller Disclosure Schedules for maintaining long-term business relationships and continued supply and purchase.  The Purchaser hereby agrees to use good-faith commercially reasonable efforts to honor such long-term commitments as long as practicably possible after the Closing.

5.16                           Inventory. The Seller shall maintain a target level of all inventory intended for use exclusively in the Business so that at the time of the Closing the value of the Transferred Inventory shall be as follows: (a) raw materials being equal to or greater than the value of 17.3 days, (b) work-in-progress being equal to or greater than 6.4 days, and (c) finished goods being equal to or greater than 17.2 days, in each case intended for use exclusively in the Business measured as of the Closing Date based on the cost of goods sold as of the end of the last quarter immediately preceding the Closing Date; provided, however, that the parties hereto agree that the aforementioned inventory level targets as of the Closing may be reduced by 10% by the relevant division of the Seller.

5.17                           Delivery of Books and Records.  During the period commencing on the Agreement Date and continuing through the one year anniversary of the Closing Date, upon reasonable written request by the Purchaser, the Seller shall make commercially reasonable efforts to deliver, and to cause its Affiliates to deliver, to the Purchaser copies of all books and records used in the conduct of the Business, including all manuals, records and files, correspondence, logs, technical records, research and development files, litigation files, sales and promotional materials, advertising materials, warranty records, engineering records and personnel records of the Seller, as well as such additional financial, operating, and other data and information as the Purchaser may reasonably request predominantly relating to the operations of the Business to the extent permitted by relevant Contracts and applicable Laws.

5.18                           Valuation in Respect of the Loan Note. The Purchaser and the Guarantor shall have procured that a valuation report reasonably satisfactory to the Seller and in compliance with Section 30 Companies (Amendment) Act 1983 of Ireland in respect of the promissory note to be delivered to the Guarantor as consideration for the allotment of the Share Consideration issuable pursuant to the instrument constituting the Loan Note, and copies of such report shall be delivered to the Guarantor and the Seller on or prior to the Closing Date.

5.19                           Covenant to Pay Irish Stamp Duty.

(a)                                  If any Irish stamp duty is payable on or in respect of this Agreement or any document or any transfer, assignment or other conveyance on sale (as defined for the purposes of the Stamp Duties Consolidation Act 1999 of Ireland), in each case, contemplated herein or required to be delivered by the terms hereof or the instrument constituting the Loan Note or any document contemplated therein or required to be delivered by the terms thereof, then the Purchaser shall pay such liability in accordance with its obligations under Irish law.

(b)                                 Without prejudice to the foregoing, if the Seller becomes liable to pay any Irish stamp duty as a result of the execution of the Transaction Documents or on the allotment of the Shares (as such term is defined in the form of the Loan Note attached as Exhibit E hereto), the Seller shall notify the Purchaser promptly and the Purchaser shall pay promptly to the Seller by way of liquidated damages an amount equal to any such stamp duty and any interest or penalties or surcharges payable in respect thereof.

SECTION 6

CONDITIONS PRECEDENT

6.1                                 Conditions Precedent to Obligations of Purchaser, Guarantor and Seller.  The obligations of the Purchaser, the Guarantor and the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)                                  the waiting period applicable to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents under the HSR Act (or any extension thereof) shall have expired or been terminated;

(b)                                 the European Commission shall have issued a decision under Article 6(1)(b) or 8(1) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) thereof), declaring the transactions contemplated by this Agreement and the other Transaction Documents compatible with EC Common Market;

(c)                                  similar approvals under the Antitrust Laws of the Republic of Korea, Japan and the People’s Republic of China applicable to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained (through the expiration of any applicable waiting period or otherwise) (the approvals contemplated under Sections 6.1(a), 6.1(b) and 6.1(c), collectively, the “Requisite Regulatory Approvals”); and

(d)                                 no Governmental Body in the United States, the European Union, the Republic of Korea, Japan or the People’s Republic of China shall have enacted, issued, promulgated, enforced or entered any Law or Order (which Order has become final and non-appealable), which Law or Order is in effect and which has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting the Closing, other than any Antitrust Law (or Order seeking to enforce the provisions of any Antitrust Law) and any Law or Order that would not have a Seller Material Adverse Effect or a Guarantor Material Adverse Effect.

6.2                                 Conditions Precedent to Obligations of Purchaser and Guarantor. The obligations of the Purchaser and the Guarantor to consummate the transactions contemplated by this Agreement are subject to the preparation and delivery of the 2010 Financial Statements of the Business pursuant to Section 5.3.

SECTION 7

CLOSING

7.1                                 Closing. The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP in Palo Alto, California within three (3) Business Days following the day on which the conditions set forth in Section 6.1 shall have been satisfied or waived in accordance with this Agreement or at such other place or time or on such other date as the Seller, the Purchaser and the Guarantor may agree in writing.

7.2                                 Closing Actions.  On the Closing Date, the parties shall perform the following actions:

(a)                                  the Purchaser shall pay the Cash Consideration to the Seller, as provided in Section 2.2(a);

(b)                                 the Purchaser and the Guarantor shall deliver to the Seller the executed Loan Note under which the Seller or the Guarantor may, at its option, require that the amount due under the Loan Note be exchanged for the Share Consideration;

(c)                                  the Seller shall deliver to the Purchaser such other executed instruments of assignment, certificates of title documents, deeds and conveyance documents necessary to transfer to the Purchaser the Acquired Assets, together with possession of the Acquired Assets;

(d)                                 without limiting the foregoing, the Seller shall deliver to the Purchaser executed Patent and Trademark assignments, in a form reasonably acceptable to the Purchaser, suitable for filing with the US Patent and Trademark Office or other relevant authority in each jurisdiction in which such Transferred Patents or Transferred Trademarks have been filed or issued;

(e)                                  the relevant parties hereto shall enter into and deliver the Supply Agreement for Internal Drives and the Transition Services Agreement; and

(f)                                    the parties hereto shall perform all their respective obligations (and, in case of the Purchaser, shall cause the Purchaser Designees to perform their respective obligations, and, in case of the Seller, shall cause the Seller Subsidiaries to perform their respective obligations) required to be performed at Closing under the Transfer Agreements.

7.3                                 Issuance of Share Consideration. As soon as practicable after the Closing, but no later than 00:01 a.m., Irish time, on the date immediately following the Closing Date and upon any party’s exercise of its option to require that the amount due under the Loan Note be exchanged for the Share Consideration, the Guarantor shall allot, issue and deliver the Share Consideration, free and clear of all Encumbrances, to the Seller.

SECTION 8

TERMINATION

8.1                                 Termination Events.  This Agreement may be validly terminated (and the transactions contemplated by this Agreement and the other Transaction Documents abandoned) at any time prior to the Closing only as follows:

(a)                                  by mutual written consent of the Guarantor and the Seller; or

(b)                                 by the Seller in its sole discretion, in the event the Closing has not occurred by the Expiration Date and the Requisite Regulatory Approvals have not been obtained by such date.

8.2                                 Closing Breach. In the event that (a) the Requisite Regulatory Approvals have been obtained pursuant to Section 6.1, (b) the conditions set forth in Section 6.1(d) and Section 6.2 have been satisfied or waived, and (c) the Purchaser and the Guarantor do not fulfill their obligations under this Agreement to timely consummate the transactions contemplated by this Agreement and the other Transaction Documents (“Closing Breach”), the Seller shall be entitled to seek specific performance of the provisions of this Agreement, including the provisions relating to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, as set forth in Section 11.1. If such remedy of specific performance is not granted to the Seller for any reason whatsoever, the Seller may terminate this Agreement at its sole discretion and receive the termination fee pursuant to Section 8.3(b), as well as seek any and all other remedy available under law and equity.

8.3                                 Effect of Termination.

(a)                                  If this Agreement is terminated by the Seller pursuant to Section 8.1(b), the Purchaser and the Guarantor, jointly and severally, shall pay to the Seller an amount equal to US$72,500,000 as promptly as possible (but in any event within five (5) Business Days after the date of termination).

(b)                                 If this Agreement is terminated by the Seller pursuant to Section 8.2, the Purchaser and the Guarantor, jointly and severally, shall pay to the Seller an amount equal to US$82,500,000 as promptly as possible (but in any event within five (5) Business Days after the date of termination).

(c)                                  The payment contemplated by Section 8.3(a) and Section 8.3(b) shall only be payable by the Guarantor and the Purchaser, together, one time as a single payment.

(d)                                 In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except for the obligations and other provisions set forth under Section 5.8 (Public Announcements), Section 5.9 (Confidentiality), this Section 8 (TERMINATION), and Section 11 (MISCELLANEOUS PROVISIONS) (other than Section 11.12 (Seller Disclosure Schedules)) and Exhibit A (Certain Definitions), all of which shall survive the date of termination of this Agreement. Notwithstanding the foregoing, but subject to the following proviso of this sentence, nothing contained herein shall relieve any party from liability for any fraud and willful and intentional breach hereof; provided, however, that in the event this Agreement is terminated pursuant to Section 8.1(b) and the Seller receives the payment contemplated by Section 8.3(a), then receipt of such payment in full shall constitute liquidated damages for any breach of this Agreement and none of the Seller or any of its Affiliates shall be entitled to additional damages or other remedies for any breach of the this Agreement occurring prior to such termination.

SECTION 9

INDEMNIFICATION

9.1                                 Indemnification Obligations of the Seller. From and after the Closing, the Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all Losses arising out of or relating to:

(a)                                  any inaccuracy in or breach of any representation or warranty of the Seller set forth in this Agreement, either at and as of the Agreement Date or the Closing Date as if such representation and warranty had been made at and as of the Closing Date;

(b)                                 any breach of any covenant, agreement or undertaking made by the Seller in this Agreement; or

(c)                                  the Excluded Liabilities.

The Losses of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

9.2                                 Indemnification Obligations of the Purchaser and the Guarantor. From and after the Closing, the Purchaser and the Guarantor shall, jointly and severally, indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to, and in addition, without prejudice to the foregoing, the Purchaser individually and on its own account as a separate covenant shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to:

(a)                                  any inaccuracy in or breach of any representation or warranty of the Purchaser or the Guarantor set forth in this Agreement, either at and as of the Agreement Date or the Closing Date as if such representation and warranty had been made at and as of the Closing Date;

(b)                                 any breach of any covenant, agreement or undertaking made by the Purchaser or the Guarantor in this Agreement; or

(c)                                  the Assumed Liabilities.

The Losses of the Seller Indemnified Parties described in this Section 9.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses.”

9.3                                 Indemnification Procedure.

(a)                                  Within ten (10) Business Days following receipt by an Indemnified Party of notice by a third party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the party obligated to indemnify under this Agreement (the “Indemnifying Party”), provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party prejudices the Indemnifying Party or results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim.  The Indemnifying Party shall have the right, upon written notice assuming full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such Third-Party Claim delivered to the Indemnified Party within twenty (20) days thereafter, to assume the defense of such Third-Party Claim.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim within such twenty (20) day period, then the Indemnified Party shall have the right, but not the obligation, to assume the defense of such Third-Party Claim and any Purchaser Losses or any Seller Losses (as the case may be) shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)                                 No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld, delayed or conditioned), unless the Indemnifying Party fails to assume and maintain the defense of such Third-Party Claim pursuant to Section 9.3(a) after providing a written notice assuming full responsibility thereof to the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)                                  In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify in detail the legal basis for and the underlying facts of such Direct Claim. For the avoidance of doubt, the parties agree and understand that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 9.4. In case the Indemnifying Party disputes the liability asserted under such Direct Claim, the Indemnifying Party shall send a notice of such dispute (an “Objection Notice”) to the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim. In the event the Indemnifying Party disputes its liability with respect to such Direct Claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation, arbitration or otherwise) and, within ten (10) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

9.4                                 Survival Period; Time Limits.

(a)                                  The representations and warranties made by the parties herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith and all claims for indemnification in connection with a breach of any covenant or other agreement made by the parties herein shall be asserted not later than the date falling, twelve (12) months after the Closing Date, except that the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Subsidiaries), Section 3.3 (Authority; Binding Nature of Agreement), clauses (a) and (b) of Section 3.4 (Absence of Restrictions), Section 3.19 (Tax Matters), Section 4.1 (Organization and Standing), Section 4.2 (Authority; Binding Nature of Agreement), Section 4.3 (Capitalization), Section 4.4 (Valid Issuance) and clauses (a) and (b) of Section 4.7 (Absence of Restrictions) shall survive until the date of the expiration of the applicable statute of limitations and as otherwise specified in the covenants in Section 5.

(b)                                 All claims for indemnification arising out of any of the Excluded Liabilities falling under Section 1.4(a) (and not otherwise described in clauses (b) through (p) of Section 1.4) shall be asserted no later than the date falling two (2) years after the Closing Date and be time-barred thereafter.

(c)                                  All claims for indemnification arising out of any of the Excluded Liabilities falling under Section 1.4(j) shall be asserted no later than the date falling three (3) years after the Closing Date and be time-barred thereafter.

(d)                                 The Purchaser Indemnified Parties’ ability to make claims for indemnification arising out of the Excluded Liabilities falling under clauses (b) through (i) and (k) through (p) of Section 1.4 shall survive until the date of the expiration of the applicable statute of limitations.

(e)                                  Notwithstanding the foregoing clauses (a) through (d) of this Section 9.4, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

9.5                                 Liability Limits. Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim against the Seller for indemnification under Section 9 for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses (excluding all Purchaser Losses in respect of any single claim which do not exceed US$100,000, for which no claim for indemnification may be made (the “Threshold Amount”)) exceeds US$10,000,000 (the “Purchaser Basket”), in which event the Purchaser Indemnified Parties may claim indemnification only with respect to the amount of such Purchaser Losses in excess of the Purchaser Basket.  The total aggregate liability, other than Excluded Liabilities pursuant to Section 1.4(j), of the Seller for Purchaser Losses with respect to any and all claims made pursuant to Section 9 shall be limited to US$137,500,000 (the “Indemnity Cap”). Notwithstanding anything to the contrary set forth herein, (i) the Threshold Amount and the Purchaser Basket shall not apply to the Seller’s indemnification obligations (x) based on Section 9.1(c) or (y) arising out of a breach of Section 5.16; (ii) the Indemnity Cap shall not apply to the Seller’s indemnification obligations arising out of (x) any of the Excluded Liabilities falling under clauses (b) through (i) and clauses (k) through (p) of Section 1.4 or (y) a breach of Section 2.1(b), Section 2.3(b), Section 5.9 or Section 5.13; and (iii) the total aggregate liability of the Seller for Purchaser Losses with respect to any and all claims made pursuant to Section 9 that arise out of any of the Excluded Liabilities falling under clause (j) of Section 1.4 shall be limited to a separate indemnity cap equal to US$68,750,000.

9.6                                 Exclusive Remedy. Except for actions grounded in fraud or willful or intentional breach, from and after the Closing and subject to Section 8 and Section 11.1, the indemnities provided in this Section 9 shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement. Notwithstanding the foregoing, nothing herein shall limit the ability of the Parties to seek specific performance or other equitable remedies pursuant to Section 11.1.

SECTION 10

GUARANTEE

10.1                           Guarantee.  Without limiting any of the obligations and liabilities of the Guarantor under this Agreement, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Seller the full and prompt payment, performance and satisfaction of all of the Purchaser’s and any Purchaser Designee’s obligations, duties, covenants, agreements, and liabilities to the Seller arising under this Agreement and under any other Transaction Documents, whether such obligations, duties, covenants, agreements and liabilities of the Purchaser or any Purchaser Designee arise prior to, on or after the Closing Date (the “Guaranteed Obligations”).

10.2                           Obligations Absolute.  To the fullest extent permitted by applicable Law, the Guaranteed Obligations of the Guarantor hereunder shall remain fully effective without regard to, and shall not be affected, limited or impaired in any way by: (i) any bankruptcy, insolvency, reorganization, adjustment, dissolution, liquidation, examinership or other like proceeding (each, an “Insolvency Proceeding”) relating to the Seller, the Purchaser, any Purchaser Designee or the Guarantor or any Affiliates thereof or any other implied or express guaranty thereof; (ii) any action taken by any trustee or receiver, or by any court, in any Insolvency Proceeding, whether or not the Guarantor shall have had notice or knowledge of any Insolvency Proceeding; (iii) any assignment of this Agreement by any party to any other party; (iv) any modification, alteration, amendment or addition of or to this Agreement; or (v) any defense of the Purchaser, any Purchaser Designee or any other Person or any circumstance whatsoever (with or without notice to or knowledge of the Guarantor) which may or might in any manner or to any extent vary the risks of such Guarantor or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise.

10.3                           Primary Obligation; Waivers.  The guarantee provided by the Guarantor to the Seller under this Section 10 is a primary obligation of the Guarantor and the Guarantor hereby agrees that it is directly liable to the Seller for the Guaranteed Obligations and that a separate action for enforcement of such obligations may be brought against the Guarantor, whether such action is brought against the Purchaser, a Purchaser Designee or any other party or whether the Purchaser, a Purchaser Designee or any other party is joined in any such action. The Guarantor hereby waives any right it may have by Law or otherwise to require the Seller to institute suit against the Purchaser or a Purchaser Designee or to require the Seller to exhaust any rights and remedies which the Seller may have against the Purchaser or a Purchaser Designee.

SECTION 11

MISCELLANEOUS PROVISIONS

11.1                           Enforcement of Agreement. Each of the parties hereto hereby fully acknowledges and unequivocally agrees that such party would be irreparably damaged if any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms and that any breach of this Agreement by the Seller, the Purchaser or the Guarantor, as the case may be, would not be adequately compensated by monetary damages alone. Accordingly, to the fullest extent permitted by applicable Law, (i) in addition to any other right or remedy to which the Seller, the Purchaser or the Guarantor may be entitled, at law or in equity, the Seller, the Purchaser or the Guarantor, as the case may be, shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement in any action instituted in a court of competent jurisdiction, without the posting of any bond or other undertaking, and (ii) each party hereto hereby irrevocably waives, in any action for specific performance, the defense of adequacy of a remedy at law. For the avoidance of doubt, in the case of a Closing Breach, to the fullest extent permitted by applicable Law, the Seller shall be entitled to specifically enforce the provisions of this Agreement, including the provisions relating to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and the Seller may terminate this Agreement and seek monetary payments pursuant to Section 8 when such remedy of specific performance has been denied by a court of competent jurisdiction.

11.2                           Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement and the other Transaction Documents.

11.3                           Fees and Expenses.  Unless otherwise specified herein, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees, but excluding all stamp duties associated herewith which shall be paid by the Purchaser and/or the Guarantor) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

11.4                           Waiver; Amendment.  Any agreement on the part of a party hereto to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party hereto of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of all of the parties hereto.

11.5                           Entire Agreement.

(a)                                  This Agreement and the other Transaction Documents constitute the entire agreement among the parties to this Agreement and the other Transaction Documents and supersede all other prior agreements, representations and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(b)                                 This Agreement shall take precedence over any Transfer Agreement. To the extent that any Transfer Agreement shall be inconsistent with the terms and conditions of this Agreement, the parties shall undertake to amend such Transfer Agreement such that it is consistent with the terms and conditions of this Agreement and, if during the period and to the extent such amendment has not occurred, shall put each other in the same economic position among the parties as if such amendment had occurred.

11.6                           Execution of Agreement; Counterparts; Electronic Signatures.

(a)                                  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts.

(b)                                 The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

11.7                           Governing Law; Jurisdiction and Venue.

(a)                                  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708.

(b)                                 All disputes, controversies or claims arising out of or in connection with this Agreement or the transactions contemplated hereby shall be heard and determined exclusively by the Court of Chancery of the State of Delaware, or if that court lacks jurisdiction, a state or federal court sitting in the State of Delaware. Each party to this Agreement expressly, irrevocably and unconditionally:

(i)                                     consents and submits to the jurisdiction of the Court of Chancery of the State of Delaware, or if that court lacks jurisdiction, a state or federal court sitting in the State of Delaware (and each appellate court located in the State of Delaware), in connection with any legal proceeding relating to any disputes, controversies or claims arising out of or in connection with this Agreement or the transactions contemplated hereby;

(ii)                                  agrees (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and (2) that service of any process, summons, notice or document by registered or certified mail (with a proof of receipt validated by the United States Postal Service) addressed to such party at the address set forth in Section 11.11 shall, to the fullest extent permitted by applicable Law, constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding, and that service made pursuant to (ii) (1) or (2) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware;

(iii)                               agrees that the Court of Chancery of the State of Delaware, or if that court lacks jurisdiction, a state or federal court sitting in the State of Delaware (and each appellate court located in the State of Delaware), shall be deemed to be a convenient forum; and

(iv)                              agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the Court of Chancery of the State of Delaware, or if that court lacks jurisdiction, a state or federal court sitting in the

State of Delaware (and each appellate court located in the State of Delaware), any claim by any of the Seller, the Purchaser or the Guarantor that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.8                           WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.9                           Assignment and Successors.

(a)                                  No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that the Seller may assign any of its rights and delegate any of its obligations under this Agreement to any of its Affiliates and the Purchaser may assign the right to acquire certain of the Acquired Assets, or to assume certain of the Assumed Liabilities or employment relationships with the Transferred Employees to the Purchaser Designees pursuant to Section 5.4.

(b)                                 Irrespective of any assignment, assumption or execution of a Transaction Document by a Purchaser Designee, the Purchaser and the Guarantor shall remain as the primary obligors under this Agreement and the other Transaction Documents, and shall remain jointly and severally liable in addition to such Purchaser Designee for, and any such assignment, assumption or execution shall not relieve the Purchaser or the Guarantor of, any liabilities or obligations of the Purchaser, the Guarantor and the Purchaser Designees under or in connection with this Agreement and the other Transaction Documents. Any reference to the Purchaser in this Agreement shall, to the extent applicable, also be deemed a reference to the applicable Purchaser Designee, except where in context of this Agreement such use would not be appropriate. The fact that the Purchaser Designees are expressly referenced or not referenced in certain provisions of the Agreement shall not limit the generality of the immediately preceding sentence with respect to other provisions of this Agreement.

(c)                                  Subject to the foregoing Sections 11.9(a) and 11.9(b), this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

11.10                     Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.11                     Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

the Seller:

Samsung Electronics Co., Ltd.
38th Fl., Samsung Electronics Bldg.
1320-10, Seocho 2-Dong, Seocho-Gu
Seoul, Korea 137-857
Fax no.:	+82-2-2255-8399
Attention:	International Legal Department, Office of the General Counsel

with a mandatory copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker
22/F Bank of China Tower
1 Garden Road, Hong Kong
Fax no.:	+852-3192-9689
Attention:	Daniel Sae-Chin Kim

the Purchaser:

Seagate Technology International
Ugland House, South Church Street, P.O. Box 309
George Town, Grand Cayman
Cayman Islands, British West Indies
Fax no.:	+1-831-439-2547/+1-831-439-2545
Attention:	Kenneth Massaroni
Patrick O’Malley III

with a mandatory copy to (which copy shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
United States of America
Fax No.:	+1-650-493-6811
Attention:	Larry W. Sonsini
Mark B. Baudler

the Guarantor:

Seagate Technology plc

Arthur Cox Building
Earlsfort Centre, Earlsfort Terrace
Dublin 2, Ireland
Fax no.:	+1-831-439-2547/+1-831-439-2545
Attention:	Kenneth Massaroni
Patrick O’Malley III

with a mandatory copy to (which copy shall not constitute notice):

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
United States of America
Fax No.:	+1-650-493-6811
Attention:	Larry W. Sonsini
Mark B. Baudler

11.12                     Seller Disclosure Schedules. The section and subsection references in the Seller Disclosure Schedules shall update, modify, amend and supplement the corresponding section or subsection of this Agreement to which the disclosure relates and any other section or subsection of this Agreement (other than Section 1 hereof) to which it is reasonably apparent that such disclosure relates. At any time prior to the Closing, the Seller may update, modify, amend and supplement the Seller Disclosure Schedules subject to the prior written consent (not to be unreasonably withheld) of the Purchaser with any additional information necessary to make such disclosures accurate and complete in all material respects; provided that such updated disclosures shall be deemed to update, modify, amend and supplement all representations, warranties, covenants and other provisions to which such disclosures relate for all purposes hereunder, including for purposes of Section 9.1 of this Agreement. At any time within fourteen (14) days after the Agreement Date, the Purchaser may request specific changes to or modifications of the Seller Disclosure Schedules by giving a written request to the Seller, in which case the Seller shall have a right to consent in writing to such changes or modification which consent shall not be unreasonably withheld. If the Seller so consents, it shall update and modify the Seller Disclosure Schedules as necessary. The inclusion of any information in the Seller Disclosure Schedules or other documents made available or delivered by the Seller pursuant to this Agreement shall be not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

11.13                     Construction; Usage.

(a)                                  Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)                               reference to any gender includes each other gender;

(iv)                              reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)                              reference to the Purchaser shall be deemed reference to the Purchaser and all relevant Purchaser Designee(s);

(vii)                           reference to the Seller shall be deemed reference to the Seller and the Seller Subsidiaries;

(viii)                        “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(ix)                                “including” means including without limiting the generality of any description preceding such term; and

(x)                                   references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)                                 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c)                                  Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d)                                 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Korean IFRS.

11.14                     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.15                     Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.16                     Schedules and Exhibits. The Schedules and Exhibits (including the Seller Disclosure Schedules) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

SELLER:

SAMSUNG ELECTRONICS CO., LTD.

By:	/s/ Oh-Hyun Kwon
Name: Oh-Hyun Kwon
Title: President

<Signature Page to Asset Purchase Agreement>

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

SEAGATE TECHNOLOGY INTERNATIONAL

By:	/s/ Stephen J. Luczo
Name: Stephen J. Luczo
Title: President

<Signature Page to Asset Purchase Agreement>

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.

GUARANTOR:

Given under the common seal of SEAGATE TECHNOLOGY PLC

/s/ Lai Chun Cheong	/s/ Stephen J. Luczo
(Witness’ Signature)	Stephen J. Luczo, Director

90 Woodlands Ave 7 S(737911)
(Witness’ Address)

Finance Exec. Director
(Witness’ Occupation)

(Company Seal)

<Signature Page to Asset Purchase Agreement>

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2010 Financial Statements of the Business” has the meaning ascribed to it in Section 5.3.

“Acquired Assets” has the meaning ascribed to it in Section 1.1.

“Additional Transferred Assets” means all of the assets specified on Schedule 1.1(k) of the Seller Disclosure Schedules.

“Affiliate” means a corporation, company, partnership or other entity that now or later owns, is owned by or is under common ownership or control with, directly or indirectly, a Party to this Agreement. For purposes of the foregoing, “control,” “own”, “owned”, or “ownership” means ownership, either directly or indirectly, of fifty percent (50%) or more of the stock or other equity interest entitled to vote for the election of directors or an equivalent body. The corporation, company, partnership, or other entity will be deemed to be an Affiliate only so long as such ownership or control exists.

“Agreement” means this Asset purchase agreement, together with all exhibits and schedules thereto, as amended from time to time.

“Agreement Date” has the meaning ascribed to it in the Preamble.

“Alternative Transaction” has the meaning ascribed to it in Section 5.5.

“Anti-Corruption and Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, the EC Merger Regulation, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition.

“Asset Locations” means those locations set forth in Schedule 1.1(a)(ii) of the Seller Disclosure Schedules.

“Assumed Contracts” means, subject to Section 5.7, all rights of the Seller and the Seller Subsidiaries in and to all Seller Contracts that relate exclusively to the Business (other than the Excluded Contracts), including but not limited to those contracts set forth on Schedule 1.1(h) of the Seller Disclosure Schedules and all Seller Contracts that relate exclusively to the conduct of the Business entered into between the Agreement Date and the Closing.

“Assumed Liabilities” has the meaning ascribed to it in Section 1.3.

“Book Value” shall mean the dollar value at which a given asset is carried on the balance sheet of the owner of the asset.

“Business” means the Seller’s and its Subsidiaries’ HDD business and operations, as conducted by the Storage Systems Division of the Seller and the Seller Subsidiaries as of the Agreement Date, including without limitation: (i) the design and development, and manufacture and testing of Business Products, including both internal operations for the foregoing and management of third party vendor and suppliers with respect to the foregoing; (ii) the design and development of Custom Components and the procurement of Custom Components from third parties; (iii) the development and creation of Software for Business Products, including firmware, drivers and Software distributed for use with Business Products; (iv) the sales, distribution and marketing of Business Products; (v) support of Business Products including fulfillment of warranty obligations, reverse logistics, and customer support; and (vi) provisions of services related to Business Products including OEM, custom design support and provision of reference designs; provided that, notwithstanding any of the foregoing, in no event shall the “Business” include Seller’s Component Business or any portion or element thereof.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York or Seoul, the Republic of Korea.

“Business Employees” has the meaning ascribed to it in Section 3.14(a).

“Business Products” means (i) any HDDs that are, or have been within the 5-year period preceding the Closing Date, designed, manufactured and sold by the Storage Systems Division of the Seller and (ii) any HDDs that are currently under development by the Storage Systems Division of the Seller including those products identified as being currently under development on Schedule A-2 of the Seller Disclosure Schedules. Business Products include Product Software, housing, documentation, packaging and the like that form or constitute a complete HDD product sold directly or indirectly to end users.

“Business Financial Statements” has the meaning ascribed to it in Section 5.3.

“Cash Consideration” has the meaning ascribed to it in Section 2.1.

“Closing” means the consummation of the purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities, as set forth in Section 7 of this Agreement.

“Closing Breach” has the meaning ascribed in Section 8.2.

“Closing Date” means the date on which the Closing occurs.

“Component” shall mean any components, assemblies and other materials (other than an integrated and complete HDDs), including without limitation magnetic discs, motors, actuators, and ASICs and other semiconductor products.

“Confidential Information” means any data or information concerning a party to this Agreement (including Trade Secrets), without regard to form, regarding (for example and including) (a) business process models; (b) proprietary Software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; and (f) discoveries, developments, Trade Secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registerable under any applicable Intellectual Property Laws or industrial property Laws. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by any party of any covenant or obligation set forth in this Agreement.  Residuals shall not be considered Confidential Information.  “Residuals” means information of a general nature that would otherwise be Confidential Information that is retained in the unaided memory of a Person who has had access to Confidential Information.

“Consent” has the meaning ascribed to it in Section 3.5.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Copyable Technology” means Technology that can be copied or replicated without incurring material cost in any form, including for example, Software and documents.

“Copyrights” means mask works, rights of publicity and privacy, and copyrights in works of authorship of any type, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common-law rights thereto, and all other rights associated therewith.

“Custom Component” means a specific component of a Business Product (a) being manufactured and sold as of the Closing (i) where each and every element of the design, and the design as a whole, of such component was created exclusively by the Storage Systems Division of Seller or by a third party (alone or with the Storage Systems Division of the Seller) exclusively for the Storage Systems Division of the Seller, in each case exclusively for use in a Business Product, and (ii) that has been manufactured exclusively by the Storage Systems Division of the Seller or by a third party (alone or with the Storage Systems Division of the Seller) exclusively for the Storage Systems Division of Seller, in each case exclusively for use in a Business Product or (b) otherwise set forth on the Seller Disclosure Schedules.

“Customer” means a customer of the Seller or the Seller Subsidiaries that paid the Seller and the Seller Subsidiaries more than US$100,000 in the aggregate during the twelve (12)-month period ended December 31, 2010 or a customer that is expected to pay the Seller and the Seller Subsidiaries more than US$100,000 in the aggregate during the twelve (12)-month period ended December 31, 2010, in each case for services or products related exclusively to the Business.

“Direct Claim” has the meaning ascribed to it in Section 9.3(c).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, affecting property, real or personal, tangible or intangible, any restriction on the transfer of any Acquired Asset, any restriction on the receipt of any income derived from any Acquired Asset, any restriction on the use of any Acquired Asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any Acquired Asset, or any filing of or agreement to give any financing statement under any applicable Laws governing security interests.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or non-U.S. Law (i) relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), (ii) relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or (iii) otherwise relating to the manufacture, processing, sale, distribution, use, treatment, storage, labeling, recycling, exposure of others to, disposal, transport or handling of Materials of Environmental Concern or a product or waste containing Materials of Environmental Concern, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the European Union Directive 2002/96/EC on Waste Electrical and Electronic Equipment (“WEEE Directive”) and European Union Directive 2002/95/EC on the Restriction on the Use of Hazardous Substances (“RoHS Directive”), and China’s Management Methods on the Control of Pollution Caused by Electronic Information Products (“China RoHS”), all as amended at any time.

“EU Merger Regulation” has the meaning ascribed to it in Section 5.11(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and, the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning ascribed to it in Section 1.2.

“Excluded Contracts” has the meaning ascribed to it in Section 1.2(m).

“Excluded Liabilities” has the meaning ascribed to it in Section 1.4.

“Excluded Patents” has the meaning ascribed to it in Section 1.2(l).

“Excluded Tangible Assets” has the meaning ascribed to it in Section 1.2(k).

“Exclusive Permits” means Governmental Authorizations that relate exclusively to the conduct of the Business.

“Expiration Date” means December 31, 2011, or if extended pursuant to Section 5.11(c), March 31, 2012.

“Export and Import Control Laws” means any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, re-exports, or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. § 1324b(a)(3)) located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

“Governmental Authorization” means any:  (a) approval, permit, license, certificate, franchise, permission, clearance, consent, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Guaranteed Obligations” has the meaning ascribed to it in Section 10.1.

“Guarantor” has the meaning ascribed to it in the Preamble.

“Guarantor Constituent Documents” means the formation documents (including, as applicable, any certificate of incorporation, bylaws or other charter documents), including all amendments thereto, of the Guarantor.

“Guarantor Material Adverse Effect” means any fact, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other facts, changes, events, effects, occurrences or circumstances) has or would reasonably be expected to have or give rise to a material adverse effect on (a) the business, financial condition or results of operations of the Guarantor and its Subsidiaries, taken as a whole; provided that in no event shall any fact, change, event, effect, occurrence or circumstance, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred a Guarantor Material Adverse Effect: (i) the failure of the Guarantor to meet historic, budgeted or forecasted revenue levels, earnings or other financial metrics or any public estimates of such metrics (provided that this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet forecasts or projections has resulted in a Guarantor Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Guarantor Material Adverse Effect)), (ii) the trading price or trading volume of the common stock of the Guarantor, (iii) changes in general local, domestic, foreign, or international economic conditions, (iv) changes affecting generally the industries or markets in which the Guarantor operates or conducts business, (vi) changes arising out of acts of war, sabotage or terrorism, military actions or the escalation thereof, (vii) changes arising out of weather conditions or other force majeure events, (viii) changes in applicable laws or accounting rules or principals, including changes in US GAAP, or (ix) the taking of or failure to take any action expressly required to be taken or not taken by this Agreement, or (b) the ability of the Guarantor or the Purchaser to consummate the transactions contemplated by, or to perform any of its obligations under, this Agreement and the Loan Note.

“Guarantor SEC Documents” has the meaning ascribed to it in Section 4.6(a).

“Guarantor Stock Option Plan” means the Seagate Technology plc 2001 Share Option Plan, the Seagate Technology plc 2004 Share Compensation Plan, the Maxtor Corporation 2005 Performance Incentive Plan, the Maxtor Corporation Amended and Restated 1996 Stock Option Plan, the Quantum Corporation Supplemental Stock Option Plan and the Seagate Technology plc Employee Stock Purchase Plan.

“Hazardous Material Activity” means the manufacture, processing, sale, distribution, use, treatment, storage, labeling, recycling, removal, remediation, release, any exposure of others to, disposal, transport or handling of Material of Environmental Concern or any product or waste containing a Material of Environmental Concern, including without limitation, any recycling product content, or product take-back requirements (including but not limited to RoHS, WEEE and China RoHS.

“HDD” means an assembled and integrated device used solely for storing and retrieving electronic data and without any other material functionality and which consists of a single enclosure containing one or more of each of the following as well as other components designed to be used with the following and necessary for its functionality: (i) a rigid rotating magnetic disc used as the storage medium, (ii) a one motor-driven spindle for engaging and rotating the magnetic disc, (iii) a magnetic head assembly, and (iv) an actuator assembly for positioning the magnetic head assembly across the disc. For the avoidance of doubt and without limitation, “HDD” shall not include (i) floppy discs, optical storage devices, magnetic tape storage devices or solid state storage devices (or other flash memory based storage devices) (ii) any device which merely has one or more HDDs embedded, incorporated or included as part of it, including without limitation PCs, DVRs, media players, media servers, NAS, DAS and print servers and (iii) products that incorporate generally available HDDs acquired from third parties. For further avoidance of doubt, “HDD” may include as an integrated or embedded component ancillary solid state memory as a means of secondary storage to the magnetic storage.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.

“Indemnifying Party” has the meaning ascribed to it in Section 9.3(a).

“Indemnity Cap” has the meaning ascribed to it in Section 9.5.

“In-Licenses” has the meaning ascribed to it in Section 3.12(h).

“Insolvency Proceeding” has the meaning ascribed to it in Section 10.2.

“Intellectual Property” means any and all of the rights in or associated with the following throughout the world: (a) Patents, (b) Trademarks, (c) Copyrights, (d) Trade Secrets and (e) any equivalent intellectual property right to the foregoing.

“Internet Properties” means Uniform Resource Locators, Web site addresses and domain names, all of the foregoing of which are used exclusively by the Business other than any of the foregoing that incorporate the Seller’s trade name, as set forth on Schedule A-7 of the Seller Disclosure Schedules.

“IP Agreement” has the meaning ascribed to it in the Recitals.

“Knowledge of the Guarantor” means the actual knowledge of Mr. Stephen J. Luczo, Mr. Patrick O’Malley, or Mr. Kenneth Massaroni after reasonable due inquiry.

“Knowledge of the Seller” means the actual knowledge of Mr. Hakeung (Edward) Kim, Mr. Namseong Cho, or Mr. Noyeol Park after reasonable due inquiry.

“Korean IFRS” means Korean International Financial Reporting Standards.

“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including, without limitation, the Companies Acts 1963 to 2009 of Ireland.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Letter of Intent” means that certain letter of intent entered into between the Seller and the Guarantor on March 29, 2011.

“Loan Note” has the meaning ascribed to it in the Recitals.

“LOI Deposit Amount” means US$10,000,000 which the Guarantor has provided as a deposit to the Seller under the Letter of Intent.

“Losses” means any and all claims, liabilities, obligations, damages, losses, penalties, fines, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a third party claim.

“Materials of Environmental Concern” include any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance, emission or chemical that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Non-Assignable Contracts” means Seller Contracts that require third-party consents for assignment that have not been obtained by the Seller prior to or as of the Closing which would otherwise be Assumed Contracts.

“Non-Compete Period” has the meaning ascribed to it in Section 5.13.

“Non-Copyable Technology” means Technology, including for example, mask works and hardware, that cannot be copied or replicated without incurring material costs in any form.

“Non-Delivered Equipment,” “Non-Delivered Equipment Refund Amount,” and “Non-Delivered Equipment Refund Cap” have the respective meanings ascribed to them in Section 2.1(b).

“Nondisclosure Agreement” has the meaning ascribed to it in Section 5.9(c).

“Notice of Claim” has the meaning ascribed to it in Section 9.3(c).

“Notice of Extension” has the meaning ascribed to it in Section 5.11(c).

“Objection Notice” has the meaning ascribed to it in Section 9.3(c).

“Open Source Materials” mean any Software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent enacted, issued, promulgated, enforced or entered by any Governmental Body.

“Ordinary Shares” shall mean the ordinary shares, par value US$0.00001 per share, of the Guarantor.

“Other IP” means Intellectual Property other than Patents and Trademarks.

“Out-Licenses” has the meaning ascribed to it in Section 3.12(j).

“Patent Application” means an application or filing for a Patent including, provisional patent applications and regular patent applications, and claims of priority under any treaty or convention, anywhere in the world.

“Patents” means patents, statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof, and all rights therein provided by international treaties and conventions.  Unless the context otherwise requires, the term “Patent” includes any Patent Application.

“Permitted Encumbrance” means (a) Encumbrance for Taxes not yet due and payable; and (b) Encumbrance of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Body or other organization.

“Pre-Closing Period” has the meaning ascribed to it in Section 5.1.

“Preliminary Allocation Statement” has the meaning ascribed to it in Section 2.4(a).

“Product Software” means any and all versions of any Software, in source or object code form (including firmware), that is (i) distributed together with a Business Product, either preloaded on such Business Product or distributed together with such Business Product on a CD-ROM or similar storage media, or (ii) made available for download by Seller solely for use on or for Business Products.

“Purchase Price” has the meaning ascribed to it in Section 2.1.

“Purchase Price Allocation” has the meaning ascribed to it in Section 2.4(a).

“Purchaser” has the meaning ascribed to it in the Preamble.

“Purchaser Basket” has the meaning ascribed to it in Section 9.5.

“Purchaser Constituent Documents” means the formation documents (including, as applicable, any certificate of incorporation, bylaws or other charter documents), including all amendments thereto, of the Purchaser.

“Purchaser Designees” has the meaning ascribed to it in Section 5.4(a).

“Purchaser Indemnified Parties” means the Purchaser and the Guarantor, and their respective Affiliates, officers, directors, employees, agents and representatives.

“Purchaser Losses” has the meaning ascribed to it in Section 9.1.

“Replacement Value” shall mean the dollar value at which a given asset may be replaced with a substantially equivalent asset through an arm’s-length third party transaction.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“Requisite Regulatory Approvals” has the meaning ascribed to it in Section 6.1(c).

“Retail Drives” means all HDD products sold by the Seller through retail channels as Samsung-branded products, including bare-drives and other internal drives, direct attach HDDs (including HDDs with USB, IEEE, eSata and other similar interfaces) and network attach HDDs.

“Retained Technology” means any Technology that is not exclusively used in the Business as of the Closing.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning ascribed to it in the Preamble.

“Seller Constituent Documents” means the certificate of incorporation and bylaws, or any similar charter documents, of the Seller and the Seller Subsidiaries.

“Seller Contract” means any Contract, including any amendment or supplement thereto: (a) to which the Seller or a Seller Subsidiary is a party; (b) by which the Seller or the Seller Subsidiaries or any of their respective assets is or may become bound or under which the Seller or the Seller Subsidiaries has, or may become subject to, any obligation; or (c) under which the Seller or the Seller Subsidiaries has or may acquire any right or interest.

“Seller Disclosure Schedules” means the disclosure schedules delivered to the Purchaser on behalf of the Seller and the Seller Subsidiaries on the Agreement Date, as such schedules may be modified, updated, supplemented and amended by the Seller prior to the Closing Date as contemplated by Section 11.12.

“Seller Indemnified Parties” means the Seller, the Seller Subsidiaries and their respective Affiliates, shareholders officers, directors, employees, agents and representatives.

“Seller Losses” has the meaning ascribed to it in Section 9.2.

“Seller Material Adverse Effect” means any fact, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other facts, changes, events, effects, occurrences or circumstances) has or would reasonably be expected to have or give rise to a material adverse effect on (a) the Business, the Acquired Assets or the Assumed Liabilities; provided that in no event shall any fact, change, event, effect, occurrence or circumstance, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred a Seller Material Adverse Effect: (i) the failure of the Seller or the Business to meet historic, budgeted or forecasted revenue levels, earnings or other financial metrics or any public estimates of such metrics (provided that this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet forecasts or projections has resulted in a Seller Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Seller Material Adverse Effect)), (ii) the trading price or trading volume of the common stock of the Seller, (iii) changes in general local, domestic, foreign, or international economic conditions, (iv) changes affecting generally the industries or markets in which the Seller operates or conducts the Business, (v) loss of or any other change in the relationships with employees (including any strikes and other labor dispute), suppliers or customers (including customer orders or contracts) resulting from the announcement or pendency of the transactions contemplated by this Agreement, (vi) changes arising out of acts of war, sabotage or terrorism, military actions or the escalation thereof, (vii) changes arising out of weather conditions or other force majeure events, (viii) changes in applicable laws or accounting rules or principals, including changes in Korean IFRS, or (ix) the taking of or failure to take any action expressly required to be taken or not taken by this Agreement, or (b) the ability of the Seller to consummate the transactions contemplated by, or to perform any of its obligations under, this Agreement.

“Seller’s Component Business” shall mean the business and operations of researching, developing, designing, manufacturing, selling, offering for sale, importing or otherwise commercializing Components (other than Custom Components), all as conducted by the Seller and the Seller Subsidiaries.

“Seller Retained Environmental Liabilities” means any liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence on or before the Closing Date of any Materials of Environmental Concern in the soil, groundwater, surface water, air or building materials of any real property owned, leased, used, or occupied by the Seller or any Seller Subsidiaries with respect to the Business (“Pre-Existing Contamination”); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any Hazardous Materials Activity conducted on any real property owned, leased, used, or occupied by the Seller or any Seller Subsidiaries with respect to the Business prior to the Closing Date or otherwise occurring prior to the Closing Date in connection with or to benefit the Business (“Pre-Closing Hazardous Materials Activities”); (iv) the exposure of any person to Pre-Existing Contamination or to Materials of Environmental Concern in the course of or as a consequence of any Pre-Closing Hazardous Materials Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (v) the violation of any Environmental Laws by the Seller, the Seller Subsidiaries, or their agents, employees, predecessors in interest, contractors, invitees or licensees with respect to the Business prior to the Closing Date or in connection with any Pre-Closing Hazardous Materials Activities prior to the Closing Date; (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (vii) any of the foregoing to the extent they continue after the Closing Date.

“Seller Subsidiaries” means the Subsidiaries of the Seller as set forth in Schedule A-11 of the Seller Disclosure Schedules.

“Share Consideration” has the meaning ascribed to it in Section 2.1.

“Shareholder Agreement” has the meaning ascribed to it in the Recitals.

“Software” means computer software, programs, and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all related documentation, developer notes, comments, and annotations.

“Subject Employees” has the meaning ascribed to it in Exhibit F.

“Subsidiary” means any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity; or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.

“Supplier” means any supplier of goods or services to which the Seller and the Seller Subsidiaries paid more than US$100,000 in the aggregate during the twelve (12)-month period ended December 31, 2010 or expects to pay more than US$100,000 in the aggregate during the twelve (12)-month period ended December 31, 2010.

“Supply Agreement for Internal Drives” has the meaning ascribed to it in the Recitals.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any Governmental Body in charge of imposing or collecting any Tax.

“Technology” means embodiments of Intellectual Property in electronic, written or other media, including Software, Internet Properties, designs, design and manufacturing schematics, algorithms, databases, lab notebooks, development and lab equipment, know-how, inventions and invention disclosures.

“Third-Party Claim” has the meaning ascribed to it in Section 9.3(a).

“Threshold Amount” has the meaning ascribed to it in Section 9.5.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, Internet domain names and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, all common-

law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions.

“Trade Secrets” means all rights in any jurisdiction to limit the use or disclosure of know-how and other confidential or proprietary technical, business, and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information based on both reasonable measures being taken to keep the foregoing confidential and the foregoing having economic value.

“Transaction Documents” has the meaning ascribed to it in the Recitals.

“Transfer Agreement” means each transfer, assignment and assumption agreement by the Seller and/or any of the Seller Subsidiaries, as applicable, on the one hand, and the Purchaser and/or any of the Purchaser Designees, on the other hand, in order to consummate the transactions contemplated by this Agreement in each relevant jurisdiction, reflecting local legal requirements or local customary practice, which may also require that the Transfer Agreement shall take the form of a separate sale and purchase agreement with a local purchase price to be paid in U.S. dollars or any other currency agreed by the parties thereto; it being understood that all substantive agreements shall be governed by this Agreement without creating any additional indemnification or other liabilities on any party under any Transfer Agreement and this Agreement shall take precedent over any and all Transfer Agreements.

“Transferred Employees” has the meaning ascribed to it in Section 5.6(a).

“Transferred Inventory” means all inventory, including finished goods, raw materials and work in progress (whether in transit to or otherwise in storage on behalf of the Seller or the Seller Subsidiaries) intended for use exclusively in the Business.

“Transferred Other IP” means the Other IP that both is owned by the Seller or the Seller Subsidiaries and used exclusively in the Business including, if applicable, Other IP exclusively in and to any Transferred Technology, as set forth on Schedule 1.1(e) of the Seller Disclosure Schedules.

“Transferred IP” means (i) the Transferred Patents, (ii) the Transferred Other IP and (iii) the Transferred Trademarks.

“Transferred Patents” means the Patents listed on Schedule 1.1(c) of the Seller Disclosure Schedules, it being agreed and understood that the Patents listed on Schedule 1.1(c) of the Seller Disclosure Schedules shall include, without limitation, (i) any Patent owned by the Seller or any of its Subsidiaries that claims (or is entitled to claim) priority from any of the other Patents listed on the schedule, (ii) any Patent that is a continuation, continuation in part, divisional or reissue, of any other scheduled Patent or linked to any other scheduled Patent by a terminal disclaimer, and (iii) any foreign counterpart of any scheduled Patent.

“Transferred Tangible Assets” means all plants, equipments and other tangible assets used exclusively in the Business and located at the Asset Locations (other than the Excluded

Tangible Assets), including but not limited to the items set forth on Schedule 1.1(a)(i) of the Seller Disclosure Schedules.

“Transferred Technology” means: (i) copies of any Copyable Technology owned by the Seller or the Seller’s Affiliates and either (A) necessary for the manufacture, testing, sale or servicing of any Business Product or (B) used exclusively in the Business (“Transferred Copyable Technology”); and (ii) all of the Non-Copyable Technology used exclusively in the Business (“Transferred Non-Copyable Technology”).

“Transferred Trademarks” means all Trademarks both used exclusively by the Business and for Business Products which are internal HDDs and owned by the Seller or the Seller Subsidiaries, other than any Trademark that incorporates the Seller’s trade name, as set forth on Schedule 1.1(d) of the Seller Disclosure Schedules, and the goodwill of the Business appurtenant thereto.

“Transition Services Agreement” has the meaning ascribed to it in the Recitals.

“US GAAP” means United States generally accepted accounting principles as in effect from time to time.

“VAT” means Korean value added tax (boo-ga-ga-chi-se) and any similar charge under Laws of other jurisdictions.

“Warranty Liability Cap” has the meaning ascribed to it in Section 1.3(a).